As Filed With The Securities and Exchange Commission on October 6, 1997


                                                     Registration No. 333-
                                                                          ------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                           SYNTHETIC INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                           58-1049400
(State or other jurisdiction of incorporation                (I.R.S. Employer
           or organization)                                 Identification No.)

                      ------------------------------------

                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      ------------------------------------

                                 LEONARD CHILL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           SYNTHETIC INDUSTRIES, INC.
                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

    MARK ZVONKOVIC, ESQ.                          THOMAS R. POLLOCK, ESQ.
     KING & SPALDING                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
1185 AVENUE OF THE AMERICAS                          399 PARK AVENUE
 NEW YORK, NEW YORK 10036                        NEW YORK, NEW YORK 10022
     (212) 556-2100                                   (212) 318-6000

                      ------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                             PROPOSED           PROPOSED MAXIMUM
                                                      AMOUNT TO BE       MAXIMUM OFFERING      AGGREGATE OFFERING     AMOUNT OF
         TITLE OF SHARES TO BE REGISTERED              REGISTERED       PRICE PER UNIT (1)          PRICE (1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share, of Synthetic
                 Industries, Inc.                       3,450,000             $29.00              $100,050,000       $ 30,319
===================================================================================================================================

(1)  Estimated solely for the purpose of computing the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 6, 1997

PROSPECTUS
                                3,000,000 SHARES

                           SYNTHETIC INDUSTRIES, INC.

                                  COMMON STOCK

         Of the 3,000,00 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Synthetic Industries, Inc., a Delaware corporation (the "Company") offered hereby (the "Offering"), 71,287 Shares are being offered by the Company and 2,928,713 Shares are being sold by certain current and former limited partners (the "Selling Stockholders") of Synthetic Industries, L.P., a Delaware limited partnership (the "Partnership"). The Selling Stockholders received their Shares pursuant to an Agreement and Plan of Withdrawal and Dissolution (the "Plan") of the Partnership. A description of the Plan is set forth in this Prospectus under the caption "The Plan of Withdrawal and Dissolution." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Common Stock is listed on the Nasdaq National Market (the "NNM") under the symbol "SIND." On September 30, 1997, the last reported sale price of the Common Stock on the NNM was $29.00 per share. See "Common Stock Price Range and Dividends."

                      ------------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                      ------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================================
                                                     Price            Underwriting                              Proceeds to
                                                      to              Discounts and         Proceeds to           Selling
                                                    Public           Commissions (1)        Company (2)        Stockholders
-------------------------------------------------------------------------------------------------------------------------------
Per Share....................................  $                  $                     $                    $

-------------------------------------------------------------------------------------------------------------------------------

Total (3)....................................  $                  $                     $                    $
===============================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $_________ payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock (the "Additional Shares") on the same terms and conditions as set forth above to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $_________, $_______, $ and $_______, respectively. See
         "Underwriting."

                      ------------------------------------

         The Shares are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor, on or about _________, 1997, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                      ------------------------------------

                            BEAR, STEARNS & CO. INC.

                The date of this Prospectus is            , 1997
                                              ------------

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus. The terms "SI" and "Company" refer to Synthetic Industries, Inc. and its subsidiaries, unless otherwise stated or indicated by the context. References to a "fiscal" year refer to the Company's fiscal year which ends on September 30 (e.g., "fiscal 1997" means the Company's fiscal year ended September 30, 1997). Unless otherwise noted, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

         Synthetic Industries, Inc. ("SI" or the "Company") is one of the world's leading producers of polypropylene fabrics and fibers for the home furnishing, construction, environmental and agricultural industries. The Company manufactures and sells more than 2,000 products in over 65 end-use markets. The Company believes that it is the second largest producer of carpet backing in the world, the second largest producer of geosynthetic products in North America and is the largest producer of synthetic fiber additives for secondary concrete reinforcement through its Fibermesh(R) line of products. SI also produces polypropylene and polyester products for the furniture and bedding, filtration and agricultural markets and is a leader in designing innovative products for specialty applications. The Company's products are engineered to meet specific customer criteria such as strength, flexibility, resistance to sunlight and water/air permeability. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. The Company's consolidated sales have grown from $196 million in fiscal 1992 to $300 million in fiscal 1996.

         The Company's products are sold along three principal product lines: carpet backing, construction and civil engineering products, and technical textiles. The Company has a worldwide presence in carpet backing, woven fabrics used in all modern tufted carpets, and is one of the two leading manufacturers in the U.S. that produce a broad range of primary and secondary carpet backing. Carpet backing accounted for approximately 49% of the Company's fiscal 1996 sales. The Company's construction and civil engineering products are its fastest growing product line and include fiber additives for secondary concrete reinforcement and geosynthetic products used in the environmental and transportation markets, with end uses such as landfill waste containment and soil stabilization. The Company's sales to the construction and civil engineering market have grown from approximately $35 million in fiscal 1992 to approximately $97 million in fiscal 1996. These products represented approximately 32% of the Company's total sales in fiscal 1996, up from approximately 18% of total sales in fiscal 1992. The Company's technical textile products are comprised of specialty fabrics, industrial yarns and fibers used in diverse applications such as furniture and bedding construction, filtration (e.g., wastewater treatment, air filtration and bauxite mining) and agriculture (e.g., shade cloth and ground cover). These products are highly engineered to meet niche customer applications and represented approximately 19% of fiscal 1996 sales. The Company's products are principally sold through direct sales to customers by the Company's sales force and through a broad network of distributors located across North and South America, Europe and the Pacific Rim.

         Management believes that the Company has a reputation in its markets as a high quality, cost-efficient manufacturer. The Company is committed to maintaining its market leadership and reputation for innovation through capital investment in facilities and state-of-the-art equipment, by hiring and training skilled employees and through process control standards and productivity improvements. SI invested approximately $113 million in capital improvements in its facilities and equipment during the five year period ended September 30, 1996, including a $35 million, 130,000 square foot expansion of its largest manufacturing facility completed in August 1996. The Company has recently embarked on an additional capital expenditure program targeted at increasing its manufacturing capacity for each of its three major product lines. For the nine months ended June 30, 1997, expenditures under this plan totaled approximately $35 million. In addition, on February 27, 1997, the Company acquired certain assets of the Spartan

Technologies division of Spartan Mills for $9.4 million. Based on existing product prices and demand, the Company expects incremental sales arising from its acquisition and capital expenditures to total approximately $50 million in fiscal 1998. The Company anticipates that ongoing maintenance capital expenditures will be less than $5 million per year. Additional capital expenditures, if any, will be focused on expansion opportunities, subject to market conditions. The Company is one of the largest independent consumers of polypropylene in the world. The Company also believes its position as a vertically-integrated manufacturer -- performing each step in the conversion of polypropylene into value-added end products -- provides a competitive advantage by allowing the Company to manufacture high quality products to customer's specifications, while controlling manufacturing costs. See "Business--The Company."

         The Company's principal business strategy is to leverage its market presence in its core businesses into additional growth while maintaining its market position as a high quality, cost-efficient manufacturer. The primary components of this strategy are:

o EXPAND PENETRATION OF EXISTING MARKETS. The Company is committed to expanding sales in markets where it currently has a leadership position by increasing market penetration through the offering of a broader product line to meet its customers' varied needs and by expanding its customer base. The Company is pursuing this goal through: (i) the expansion of geographical coverage of its sales efforts; (ii) the development of applications-oriented marketing efforts that focus on the Company's product solutions as alternatives to traditional industry practices; (iii) increased customer acceptance of its products created through stringent quality standards and industry accreditation for its test labs; and (iv) the use of in-house technical consultants to educate industry leaders as to the cost savings offered by the Company's products as compared to traditional solutions. The Company has experienced success with this strategy, as evidenced by the growth of its geosynthetic product line for which sales have increased from approximately $31 million in fiscal 1994 to approximately $55 million in fiscal 1996, and were approximately $44 million for the nine months ended June 30, 1997, an increase of 21.9% over the same period of fiscal 1996. Within this product line, the Company has focused on nonwoven material for roadway and building sites, erosion control and waste containment sectors. Nonwoven geosynthetic sales to these and other markets have grown from approximately $18 million in fiscal 1994 to approximately $36 million in fiscal 1996, and were approximately $38 million for the nine months ended June 30, 1997, an increase of 51.6% over the same period of fiscal 1996. In addition, the Company has expanded its presence in international markets primarily through additional distribution arrangements, increased marketing efforts focused primarily on major international construction projects and the expansion of its international sales force. As a result, total international sales increased from approximately $25 million in fiscal 1994 to approximately $33 million in fiscal 1996, and were approximately $27 million for the nine months ended June 30, 1997, an increase of 28.6% over the same period of fiscal 1996. See "Business--Business Strategy--Expand Penetration of Existing Markets."

o STRENGTHEN MARKET POSITION IN CARPET BACKING. The Company intends to increase its carpet backing market share through: (i) expansion of sales in the growing domestic commercial backing market; (ii) the continued development and strengthening of its relationships with key customers; and (iii) continued capital investment in state-of-the-art equipment for additional carpet backing production capacity. The Company's sales of primary and secondary carpet backing have grown from $117.8 million in fiscal 1994 to $146.5 million in fiscal 1996, and were $122.1 million for the nine months ended June 30, 1997, an increase of 14.7% over the same period of fiscal 1996. See "Business--Business Strategy--Strengthen Market Position in Carpet Backing."

o CONTINUE TO IMPROVE MANUFACTURING EFFICIENCIES AND EXPAND MANUFACTURING CAPACITY. The Company has continued to invest in capital improvements and new facilities to expand capacity, add new capabilities and enhance production technologies. During the five year period ended September 30, 1996, the Company invested approximately $113 million in capital improvements in its facilities and equipment. The Company has recently embarked on an additional capital expenditure program targeted at increasing its manufacturing capacity for each of its three major product lines. For the nine months ended June 30, 1997, expenditures under this plan totaled approximately $35 million. The Company plans to spend an additional $15 million during the balance of fiscal 1997, and approximately $50 million in fiscal 1998, to further increase its manufacturing capability, subject to prevailing market conditions. See "Business--Business Strategy--Continue to Improve Manufacturing Efficiencies and Expand Manufacturing Capacity."

o DEVELOP INNOVATIVE PRODUCTS. The Company seeks to develop innovative products and modify existing products in response to specific customer needs and to establish new markets through the development of novel applications for its existing products. In addition, the Company continues to identify new markets and applications where polymer-based products can replace traditional raw materials. To further these efforts, the Company has significantly increased its expenditures in research and market development, from $2.8 million and $2.9 million in fiscal 1995 and fiscal 1996 respectively, to an estimated $5.2 million in fiscal 1997, of which $3.6 million has been expended through June 30, 1997. By increasing its research and market development expenditures, the Company believes it will be able to capitalize on its manufacturing strengths, sales and marketing expertise and distribution network to introduce new value added products and extend product lines to complement its existing product base. As an example, the Company's civil engineering product group has added two newly patented products, Pyramat and Geofibers(TM), which together had sales of $2.4 million for the nine months ended June 30, 1997. Pyramat is a biotechnical composite three dimensional mat which enables vegetation to be grown on steep slopes and in high-flow storm drainage channels. Geofibers(TM)are soil and turf reinforcement fibers used in roadway construction and maintenance as well as the sports field market including ballfields and horse racetracks. See "Business--Business Strategy--Develop Innovative Products."

o PURSUE STRATEGIC ACQUISITIONS. The Company is continually evaluating the potential acquisition of companies, technologies or products which will complement its existing product lines and manufacturing and distribution strengths. Acquisition opportunities will be evaluated based on the strategic fit, the expected return on capital invested and the ability of management to improve the profitability of acquired operations through cost reductions and other synergies with existing operations. On February 27, 1997, the Company acquired all of the nonwoven manufacturing equipment and certain other assets of Spartan Technologies, a division of Spartan Mills, for $9.4 million. This acquisition adds to the Company's strength as one of the largest needlepunch nonwoven manufacturers in the world. The added capacity will be used to grow the Company's furniture and bedding construction business, and its nonwoven carpet backing and geotextile businesses. See "Business--Business Strategy--Pursue Strategic Acquisitions."

                                  THE OFFERING

Common Stock offered by the
    Selling Shareholders..................     2,928,713    shares (1)
                                             ---------------
Common Stock offered by the
     Company..............................        71,287    shares
                                             ---------------
Common Stock to be outstanding after the
    Offering..............................     8,656,250    shares (2)
                                             ---------------

Use of Proceeds...........................   The Company will not receive any cash proceeds from the
                                             sale of the Shares by the Selling Stockholders.

                                             The net proceeds to the Company from the Offering will
                                             be used to repay certain outstanding bank indebtedness.(3)

Nasdaq National Market Symbol.............   SIND

---------------------------


(1)      See "Principal and Selling Stockholders."

(2) Based on shares outstanding at September 30, 1997. Excludes 768,897 shares of Common Stock at June 30, 1997 which are subject to options granted under the Stock Option Plans, 332,719 of which are subject to currently exercisable options. See Notes to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(3)      See "Use of Proceeds."


                                  RISK FACTORS


         Prospective purchasers of the Common Stock offered hereby should carefully consider the factors set forth in "Risk Factors," as well as the other information set forth in this Prospectus before making an investment in the Common Stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following Summary Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other selected financial data included elsewhere in this Prospectus.


                                                           FISCAL YEAR ENDED                       NINE MONTHS ENDED
                                                              SEPTEMBER 30,                             JUNE 30,
                                          ----------------------------------------------------   -------------------
                                            1992        1993      1994       1995       1996       1996        1997
                                          --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
   Net sales ..........................   $195,739   $210,516   $234,977   $271,427   $299,532   $212,060   $245,327
   Gross profit .......................     62,049     68,335     82,672     76,721     91,211     60,839     78,399
   Operating income ...................     27,656     29,921     40,770     28,687     38,474     23,612     34,501
   Interest expense ...................     17,865     20,854     20,011     22,514     22,773     17,253     15,722
   Income from continuing operations
     before provision for income
     taxes and extraordinary item .....      8,155      8,134     20,020      5,436     15,002      5,836     18,290
   Income from continuing operations
      before extraordinary item .......      3,595      3,662     11,420      1,936      8,102      2,786     10,740

OTHER FINANCIAL DATA:

   Depreciation and amortization.......   $ 10,978   $ 12,073   $ 12,390   $ 14,937   $ 16,299   $ 12,241   $ 13,687
   Capital expenditures:
     Maintenance ......................      1,857      1,770      1,970      1,406      2,563      1,673      3,253
     Expansion ........................     20,245      9,989     29,896     11,907     31,690     23,766     32,000
                                          --------   --------   --------   --------   --------   --------   --------
          Total .......................     22,102     11,759     31,866     13,313     34,253     25,439     35,253

PRO FORMA FINANCIAL DATA(1):

   Net income before
     extraordinary item ...............                                               $ 11,485   $  5,323   $ 11,374
   Net income per share before
     extraordinary item................                                                   1.33       0.60       1.28
   Weighted average shares
     outstanding.......................                                              8,656,250  8,918,431  8,918,431


                             AS OF SEPTEMBER 30,    AS OF JUNE 30,
                                  1996                   1997
                             ------------------     -------------
BALANCE SHEET DATA:
Working capital ..........      $ 64,077               $ 82,945
Total assets .............       324,058                381,065
Long-term debt, net.......       194,353                209,356
Stockholders' equity......        65,844                 98,442

------------------------------------


(1) Pro forma financial data reflect (i) the reduction in interest expense after giving effect to the Company's initial public offering on November 1, 1996 and the application of net proceeds therefrom and
         (ii) the issuance of $170 million of 9 1/4% Senior Subordinated Notes due 2007 on February 11, 1997 and the application of the net proceeds therefrom calculated as of the beginning of the period indicated.

                                  RISK FACTORS

         Prospective investors should carefully review the information set forth below, in addition to the other information set forth in this Prospectus, prior to purchasing shares of Common Stock offered hereby.

RISK OF INCREASE IN RAW MATERIAL PRICES AND LIMITED AVAILABILITY OF RAW
MATERIALS

         Polypropylene, a petroleum derivative, is the basic raw material used in the manufacture of substantially all of the Company's products, accounting for approximately 50% of the Company's cost of sales. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, such as in fiscal 1995 when the average market cost of polypropylene was approximately 50% higher than in fiscal 1994. A significant increase in the price of polypropylene that cannot be passed on to customers could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the price of polypropylene will not increase in the future or that the Company will be able to pass on any such increase to its customers. In addition, significant increases in demand for, or a significant disruption in supply of, polypropylene, without a corresponding expansion of polypropylene manufacturing capacity, could result in production shortages. Historically, the creation of such additional facilities has helped to relieve supply pressures although there can be no assurance that this will continue to be the case.

         The Company's major suppliers of polypropylene are Fina Oil & Chemical Company, Lyondell Polymers Company, Huntsman Polypropylene and Union Carbide. The loss of any one of the Company's suppliers could adversely affect the Company's business until alternative supply arrangements were secured. In addition, there is no assurance that any new supply agreement entered into by the Company would have terms comparable to those contained in current supply arrangements. See "Business--Raw Materials".

RISK OF HIGH LEVERAGE

         The Company is highly leveraged. As of June 30, 1997, the Company had outstanding consolidated long-term debt (including current maturities) of approximately $210 million. Furthermore, the Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. The degree to which the Company is leveraged could have important consequences to stockholders, including: (i) impairment of the Company's ability to obtain additional financing in the future; (ii) reduction of funds available to the Company for its operations and general corporate purposes or for capital expenditures, as a result of the dedication of a substantial portion of the Company's net cash flow from operations to the payment of principal of and interest on the Company's indebtedness; (iii) the possibility of an event of default under financial and operating covenants contained in the Company's debt instruments, which, if not cured or waived, could possibly have a material adverse effect on the Company;
(iv) a relative competitive disadvantage if the Company is substantially more leveraged than its competitors; and (v) an inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility. The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has historically been sufficient to meet its debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Substantially all of the assets of the Company and its subsidiaries secure the Company's Fourth Amended and Restated Revolving Credit and Security Agreement, dated as of October 20, 1995, as subsequently amended (the "Credit Facility"), among the Company, the financial institutions party thereto as the lenders (the "Lenders"), and BankBoston, as agent for the Lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MARKETS FOR COMPANY PRODUCTS ARE HIGHLY COMPETITIVE

         The markets for the Company's products are highly competitive. In the manufacture and sale of carpet backing, which represented approximately 49% of the Company's total net sales for the fiscal years ended 1996 and 1995, the Company competes primarily with Amoco Fabrics and Fibers Co. ("Amoco"), a subsidiary of Amoco Corporation, and, to a lesser extent, certain other companies. Amoco has the leading position in the carpet backing market worldwide. In the manufacture and sale of the Company's other products, the Company generally competes with a number of other companies, including, in some cases, Amoco. Several of these competitors, particularly Amoco, are significantly larger and have substantially greater resources than the Company. The pricing policies of the Company's competitors have at certain times in the past limited the Company's ability to increase its sales prices or caused the Company to lower its sales prices. See "Business--Products," "--Marketing and Sales" and "--Raw Materials."

LOSS OF SIGNIFICANT CUSTOMER COULD ADVERSELY AFFECT THE COMPANY

         For the fiscal years ended 1996 and 1995, Shaw Industries, Inc. ("Shaw"), a major carpet manufacturer and long-time customer of the Company, was the Company's largest single customer, accounting for approximately 18% of the Company's total net sales and approximately 36% and 37%, respectively, of the Company's carpet backing sales. If Shaw were to significantly reduce or terminate its purchases of carpet backing from the Company, the Company's results of operations and financial condition could be materially adversely affected. The Company has no other customers that account for greater than 10% of its total net sales. In fiscal 1996 and fiscal 1995, the Company's ten largest customers for carpet backing accounted for approximately 78% and 77%, respectively, of its total net sales to the carpet industry. See "Business--Marketing and Sales--Carpet Backing."

CERTAIN ANTI-TAKEOVER EFFECTS OF CHARTER

         The Company's Certificate of Incorporation and By-laws restrict the ability of stockholders to call special meetings or take stockholders action by written consent. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock -- Certain Provisions of the Certificate of Incorporation." The Company also is subject to provisions of Delaware corporate law that will restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Common Stock (an "Interested Stockholder") for three years after the person becomes an Interested Stockholder, unless certain conditions are met or the business combination is approved by the Company's Board of Directors (the "Board") and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. See "Description of Capital Stock -- Section 203 of the DGCL."

ENVIRONMENTAL

         Certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain polypropylene products. Widespread adoption of such prohibitions or restrictions could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. In addition, a decline in consumer preference for polypropylene products due to environmental considerations could have a material adverse effect upon the Company.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur could adversely affect market prices of the Common Stock. The Company has outstanding 8,656,250 shares of Common Stock. Of these shares, the 2,875,000 shares of Common Stock sold in the November 1, 1996 initial public offering (the "Initial Public Offering") are, and the Shares sold in this Offering will be, freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares owned by an "affiliate" of the Company, which will be subject to the limitations of Rule 144 under the Securities Act ("Rule 144"). The remaining 2,781,250 shares of Common Stock which are held by the Partnership (the "Remaining Shares") will be distributed to the Limited Partners in up to three distributions, each one hundred eighty (180) days apart, beginning one hundred eighty (180) days from the completion of this Offering in accordance with the Plan. See "The Plan of Withdrawal and Dissolution -- The Dissolution and Distribution." Pursuant to the Plan, such distribution or distributions will not occur unless or until an effective registration statement becomes effective. Therefore, the Remaining Shares, upon distribution, will be freely tradeable without restriction or further registration under the Securities Act.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Cautionary statements describing important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the caption "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such cautionary statements.

                                  THE COMPANY

         The Company is a Delaware corporation founded in 1969 to produce polypropylene-based primary carpet backing. Since that time the Company's business has expanded into the manufacturing and sale of a full line of polypropylene-based industrial fabrics, specialty yarns and geotextiles.

         The Company is one of the world's leading producers of polypropylene fabrics and fibers for the home furnishing, construction, environmental and agricultural industries. The Company manufactures and sells more than 2,000 products in over 65 end-use markets. The Company believes that it is the second largest producer of carpet backing in the world, the second largest producer of geosynthetic products in North America and is the largest producer of synthetic fiber additives for secondary concrete reinforcement through its Fibermesh(R) line of products. SI also produces polypropylene and polyester products for the furniture and bedding, filtration and agricultural markets and is a leader in designing innovative products for specialty applications. The Company's products are engineered to meet specific customer criteria such as strength, flexibility, resistance to sunlight and water/air permeability. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. The Company's consolidated sales have grown from $196 million in fiscal 1992 to $300 million in fiscal 1996.

         On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in an underwritten public offering (the "Initial Public Offering"). The net proceeds to the Company from the sale (after payment of underwriting discounts and commissions and expenses) were approximately $34 million. On February 11, 1997, the Company issued $170 million in aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2007 (the "Notes"), which represent unsecured obligations of the Company. In connection with the issuance of the Notes, the Company redeemed approximately $133 million principal amount of its 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures") at a redemption price of 111.07% of the principal amount thereof. In addition, the Company repaid $20 million of its outstanding term loan borrowings as of March 5, 1997.

         Immediately prior to the approval of the Plan of Withdrawal and Dissolution on October 24, 1997, 5,781,250 shares, or approximately 67%, of the issued and outstanding capital stock of the Company was owned by the Partnership. Four current executive officers and one former executive officer of the Company are affiliates of the general partner of the Partnership. As a result of the Plan, pursuant to which the Partnership will be dissolved, 3,000,000 shares will be sold in the Offering and, beginning 180 days after the completion of the Offering, 2,781,250 shares will be distributed to the Limited Partners in up to three distributions, each 180 days apart, in dissolution of the Partnership. See "The Plan of Withdrawal and Distribution -- The Dissolution and Distribution". Certain employees, officers and directors have been granted options to purchase an additional 10% of the Common Stock on a fully diluted basis and are not participating in the Offering. See "Principal and Selling Stockholders".

         The principal executive offices of the Company are located at 309 LaFayette Road, Chickamauga, Georgia 30707, and the Company's telephone number is (706) 375-3121.

                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 71,287 Shares to be sold by the Company hereby (after payment of underwriting discounts and commissions and estimated expenses of the Offering) are estimated to be $___________ ($___________ if the Underwriters' over-allotment option is exercised in full). The full amount of the net proceeds to the Company from the Offering will be used to repay certain outstanding bank indebtedness. On June 30, 1997, approximately $27.5 million was outstanding under the Credit Facility, at interest rates ranging from ___% to ___%. The Company will not receive any proceeds from the sale of the 2,928,713 Shares to be sold by the Selling Stockholders hereby.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1997. The information presented below should be read in conjunction with "Summary Consolidated Financial Information", "Selected Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.



                                                               JUNE 30, 1997
                                                              ----------------
                                                                 (UNAUDITED)
                                                               (IN THOUSANDS,
                                                              EXCEPT SHARE AND
                                                               PER SHARE DATA)

Cash .........................................................   $     499
                                                                 =========

Long-term debt(1):
Credit Facility(2):
   Revolving credit portion ..................................       2,126
   Term loan portion .........................................      25,000
12 3/4% Senior Subordinated Debentures due 2002 (3) ..........       7,403
9 1/4% Senior Subordinated Notes due 2007 ....................     170,000
Capitalized lease obligation .................................       4,242
Other ........................................................       1,288
                                                                 ---------
   Total long-term debt ......................................     210,059
Less current portion .........................................         703
                                                                 ---------
   Long term debt, net .......................................     209,356
                                                                 ---------

Stockholders' equity:
   Common stock $1.00 par value; 25,000,000 shares authorized;
        8,656,250 shares issued and outstanding (4) ..........       8,656
   Additional paid-in capital ................................      94,325
   Cumulative translation adjustments ........................         142
   Deficit ...................................................      (4,681)
                                                                 ---------
        Total stockholders' equity ...........................      98,442
                                                                 ---------
Total capitalization .........................................   $ 307,798
                                                                 =========


--------------------

(1) For a description of the Company's long-term debt, see Note 5 of Notes to Consolidated Financial Statements (page F-21).

(2) At June 30, 1997, the amount available under the Credit Facility was $27,477. The Company is currently in the process of renegotiating the Credit Facility.

(3) The Debentures are first redeemable as of December 1, 1997 at a redemption price of 106.375% of their principal amount. The Company intends to redeem the remaining $7,403 aggregate principal amount of the Debentures on December 1, 1997.

(4) Excludes 768,897 shares of Common Stock at June 30, 1997 which are subject to options granted under the Stock Option Plans, 332,719 of which are subject to currently exercisable options.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

         The Company's Common Stock is listed on the NNM under the Symbol "SIND". The following table sets forth for the periods indicated the high and low closing bid prices per share of Common Stock as reported on the NNM.


                                                      COMMON STOCK BID PRICE
                                                   ---------------------------
                                                       HIGH           LOW
                                                   -----------    ------------
YEAR ENDED SEPTEMBER 30, 1997

       First Quarter (from November 1, 1996) ...   $   15.750     $   12.000

       Second Quarter ..........................       19.750         15.000

       Third Quarter ...........................       21.250         17.750

       Fourth Quarter ..........................       28.000         21.125

YEAR ENDED SEPTEMBER 30, 1998

       First Quarter (through October 1, 1997)         29.000         28.000



         At September 30, 1997, there were approximately 21 holders of record of Common Stock. On September 30, 1997, the reported last sale price of the Common Stock on the NNM was $29.00 per share.

         The Company has not declared or paid any cash or other dividends on the Common Stock and intends for the foreseeable future to retain its earnings to finance the development of its business and for repayment of debt. The declaration and payment of dividends by the Company are subject to the discretion of the Board. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board. In addition, the Credit Facility and the Indenture governing the Company's 9 1/4% Senior Subordinated Notes due 2007 (the "Notes") contain restrictions on the Company's ability to declare and pay dividends.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The statement of operations data for the fiscal years ended September 30, 1994, 1995 and 1996 and the balance sheet data as of September 30, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company that have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Prospectus. The statement of operations data for the years ended September 30, 1992 and 1993 and the balance sheet data as of September 30, 1992, 1993 and 1994 are derived from audited financial statements of the Company that are not included herein. The statement of operations and balance sheet data as of and for the nine month periods ended June 30, 1996 and 1997 have been derived from the unaudited interim financial statements of the Company and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such periods. The following Selected Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                               Nine Months Ended
                                                          Fiscal Year Ended September 30,                           June 30,
                                       -----------------------------------------------------------------  -------------------------
                                          1992          1993          1994         1995          1996        1996           1997
                                       ----------    ----------    ----------   ----------    ----------  -----------    ----------
STATEMENT OF OPERATIONS DATA:

   Net sales  . . . . . . . . . . .    $  195,739    $  210,516    $  234,977   $  271,427    $  299,532  $   212,060    $  245,327
   Cost of sales  . . . . . . . . .       133,690       142,181       152,305      194,706       208,321      151,221       166,928
                                       ----------    ----------    ----------   ----------    ----------  -----------    ----------
   Gross profit . . . . . . . . . .        62,049        68,335        82,672       76,721        91,211       60,839        78,399
   Selling, general and
         administrative expenses  .        31,795        35,799        39,403       45,468        50,145       35,283        41,954
   Amortization of intangibles  . .         2,598         2,615         2,499        2,566         2,592        1,944         1,944
                                       ----------    ----------    ----------   ----------    ----------  -----------    ----------
   Operating income . . . . . . . .        27,656        29,921        40,770       28,687        38,474       23,612        34,501
   Interest expense . . . . . . . .        17,865        20,854        20,011       22,514        22,773       17,253        15,722
   Amortization of deferred
         financing costs  . . . . .         1,636           933           739          737           699          523           489
                                       ----------    ----------    ----------   ----------    ----------  -----------    ----------
   Income from continuing
     operations before provision for
     income taxes and extraordinary
     item . . . . . . . . . . . . .         8,155         8,134        20,020        5,436        15,002        5,836        18,290
   Provision for income
     taxes  . . . . . . . . . . . .         4,560         4,472         8,600        3,500         6,900        3,050         7,550
                                       ----------    ----------    ----------   ----------    ----------  -----------    ----------
   Income from continuing
     operations before extraordinary
     item . . . . . . . . . . . . .         3,595         3,662        11,420        1,936         8,102        2,786        10,740
   Net income (loss) (1)  . . . . .    $   (3,972)   $  (12,310)   $   11,420   $    1,936    $    8,102  $     2,786    $   (1,210)
                                       ==========    ==========    ==========   ==========    ==========  ===========    ==========

   Income per share from
       continuing operations
       before extraordinary item  .    $     0.62    $     0.63    $     1.93   $     0.33    $     1.37  $      0.47    $     1.25
   Weighted average shares
      outstanding . . . . . . . . .     5,781,250     5,781,250     5,930,502    5,930,502     5,930,502    5,930,502     8,598,959

OTHER FINANCIAL DATA:

   Depreciation and amortization  .    $   10,978    $   12,073    $   12,390   $   14,937    $   16,299  $    12,241    $   13,687
   Capital expenditures:
     Maintenance  . . . . . . . . .    $    1,857    $    1,770    $    1,970   $    1,406    $    2,563  $     1,673    $    3,253
     Expansion  . . . . . . . . . .        20,245         9,989        29,896       11,907        31,690       23,766        32,000
                                       ----------    ----------    ----------   ----------    ----------  -----------    ----------
          Total . . . . . . . . . .        22,102        11,759        31,866       13,313        34,253       25,439        35,253



PRO FORMA FINANCIAL DATA(2):

   Net income before
     extraordinary item . . . . . .                                                           $   11,485  $     5,323    $   11,374
   Net income per share before
     extraordinary item . . . . . .                                                                 1.33         0.60          1.28
   Weighted average Shares
     outstanding  . . . . . . . . .                                                            8,656,250    8,918,431     8,918,431

                                               As of September 30,                                     As of June 30,
                          -----------------------------------------------------------                  --------------
                             1992       1993         1994        1995         1996                          1997
                          ---------   ---------    ---------   ---------    ---------                  --------------
BALANCE SHEET DATA:
Working capital . . . . . $  33,980   $  42,055    $  44,114   $  69,039    $  64,077                  $  82,945
Total assets  . . . . . .   254,581     260,372      287,933     312,300      324,058                    381,065
Long-term debt, net . . .   158,638     164,723      172,490     192,048      194,353                    209,356
Stockholders' equity  . .    56,700      44,423       55,817      57,756       65,844                     98,442


---------------------

            FOOTNOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION


(1) Net loss for the nine month period ended June 30, 1997 includes an extraordinary loss of $11,950 from the early extinguishment of debt. Net loss for fiscal 1993 includes (i) an extraordinary loss of $8,892 from the early extinguishment of debt, (ii) a charge of $8,500 for the cumulative effect of an accounting change relating to the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", and (iii) a gain of $1,420 on the disposal of discontinued operations. Net loss for fiscal 1992 includes a loss from discontinued operations of $553 and a loss on the disposal of discontinued operations of $7,014.

(2) Pro forma financial data reflect (i) the reduction in interest expense after giving effect to the Company's initial public offering on November 1, 1996 and the application of net proceeds therefrom and (ii) the issuance of $170 million of 9 1/4% Senior Subordinated Notes due 2007 on February 11, 1997 and the application of the net proceeds therefrom calculated as of the beginning of the period indicated.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the information contained in the Consolidated Financial Statements, including the notes thereto, and the other financial information appearing elsewhere in this Prospectus. Dollar amounts are in thousands. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

INTRODUCTION

      The Company's net sales in recent years have increased due to a variety of factors, including generally increasing sales volumes as a result of growing demand for the Company's products and the Company's ability to expand its markets through development of new products.

      The Company's products are sold along three principal product lines: carpet backing, construction and civil engineering products, and technical textiles. The following table summarizes net sales growth for each of these product lines during the fiscal years ended September 30, 1994, 1995 and 1996 and the nine month periods ended June 30, 1996 and 1997:

                                         Fiscal Year Ended September 30,                   Nine Months Ended June 30,
                        ---------------------------------------------------------    -------------------------------------
                                1994                1995                1996                1996                1997
                        -----------------    ----------------   -----------------    ----------------    -----------------
Carpet backing........  $117,791     50.1%   $133,025    49.0%   $146,491    48.9%   $106,376    50.2%   $122,090    49.8%
Construction and civil
engineering...........    68,706     29.3      82,933    30.6      97,043    32.4      64,981    30.6      75,930    31.0
Technical textiles        48,480     20.6      55,469    20.4      55,998    18.7      40,703    19.2      47,307    19.2
                        --------    -----    --------   -----    --------   -----    --------   -----    --------   -----
Net sales.............  $234,977    100.0%   $271,427   100.0%   $299,532   100.0%   $212,060   100.0%   $245,327   100.0%
                        ========    =====    ========   =====    ========   =====    ========   =====    ========   =====


      The Company's carpet backing business has grown at a faster rate than that of the industry as a whole, principally due to recent market share gains in the consumer carpet backing market and increased penetration of the commercial carpet backing market. The Company's construction and civil engineering business has grown significantly over the past three years due to increased acceptance of the Company's proprietary concrete reinforcement products, the expansion of this product line to offer a full range of geosynthetic products to the markets the Company serves and other innovative product offerings. Over the past three years, the Company has streamlined its technical textile business and exited several product lines which did not meet the Company's strategic sales and profitability objectives.

      While the Company's sales have grown in each of the past three years, the Company's gross profit has fluctuated due to a variety of factors, primarily related to changes in the price of polypropylene. Polypropylene is the basic raw material used in the manufacture of substantially all of the Company's products, accounting for approximately 50% of the Company's costs of goods sold. The Company believes that the selling prices of its products have adjusted over time to reflect changes in polypropylene prices, although such price changes favorably affected gross profit for fiscal 1994 and adversely affected gross profit for fiscal 1995. Gross profit for the first nine months of fiscal 1997 was $78,399, compared to $60,839 for the same period of fiscal 1996, an increase of $17,560, or 28.9%. As a percentage of sales, gross profit in these comparative periods increased to 32.0% from 28.7%. This increase was primarily due to increased sales volume, slightly higher average selling prices and growth of higher margin business, coupled with comparable average polypropylene costs to the prior period. Gross profit for fiscal 1996 was $91,211, compared to $76,721 for the same period of fiscal 1995, an increase of $14,490, or 18.9%. As a percentage of sales, gross profit increased to 30.5% from 28.3%.

      According to a June 1997 report by Chemical Data Inc. ("Chem Data"), a monthly petrochemical and plastics analysis publication, annual polypropylene capacity in North America as of December 31, 1996 was 12.6 billion pounds per year, up from 11.4 billion pounds at December 31, 1995. Total average annual capacity will rise to 14.1 billion pounds per year for 1997, and to 18.2 billion pounds per year by 2000. Historically, the creation of additional capacity has helped to relieve supply pressures although there can be no assurance that this will continue to be the case.

      The Company's improvement in gross profit performance also reflects its diversification strategy for its products as well as its primary raw material. The Company expects that construction and civil engineering and technical textiles will continue to be of increasing importance to the Company's overall sales. Reflecting the success of this strategy, sales of carpeting backing, the Company's core product line, have decreased from an actual 55.2% of total net sales in fiscal 1992 to approximately 45% of total net sales, on a pro forma basis for the Spartan Acquisition, for the nine months ended June 30, 1997. In addition, the Company plans to expand its polyester-based product offerings, particularly in high strength geosynthetics and furniture and bedding construction products.

      The Company historically has operated at or near full capacity on a 24-hour per day, seven days per week, 350 days per year schedule. Reflecting this level of capacity utilization, the Company invested approximately $113,000 in its six manufacturing facilities during the five year period ended September 30, 1996, and approximately $35,000 for the nine month period ended June 30, 1997.

      The following table sets forth the percentage relationships to net sales of certain income statement items. See "Selected Consolidated Financial Information", as well as the Consolidated Financial Statements, the notes thereto and other financial information included elsewhere in the Prospectus for more detailed financial information.

                                                                           Nine Months
                                                                             Ended
                                          Year Ended September 30,          June 30,
                                         -------------------------     ---------------
                                          1994      1995      1996      1996     1997
                                         -----     -----     -----     -----     -----
 Net sales . . . . . . . . . . . . .     100.0%    100.0%    100.0%    100.0%    100.0%
 Cost of sales                            64.8      71.7      69.5      71.3      68.0
                                        ------    ------   -------    ------    ------
   Gross profit  . . . . . . . . . .      35.2      28.3      30.5      28.7      32.0

 Selling expenses  . . . . . . . . .       9.3       9.0       9.2       9.1       9.2
 General and administrative expenses       7.5       7.8       7.6       7.6       7.9
 Amortization of intangibles . . . .       1.0       0.9       0.9       0.9       0.8
                                       -------   -------   -------    ------    ------
   Operating income  . . . . . . . .      17.4      10.6      12.8      11.1      14.1
 Interest expense  . . . . . . . . .       8.5       8.3       7.6       8.1       6.4
 Amortization of deferred financing
   costs . . . . . . . . . . . . . .       0.3       0.3       0.2       0.3       0.2
                                       -------   -------   -------    ------    ------
   Income before provision for income
     taxes and extraordinary item  .       8.6       2.0       5.0       2.7       7.5
 Provision for income taxes  . . . .       3.7       1.3       2.3       1.4       3.1
                                       -------   -------   -------    ------    ------

   Income before extraordinary
     item  . . . . . . . . . . . . .       4.9%      0.7%      2.7%      1.3%      4.4%
                                       =======   =======   =======    ======    ======

RESULTS OF OPERATIONS

      NINE MONTHS ENDED JUNE 30, 1997 AS COMPARED TO NINE MONTHS ENDED JUNE 30, 1996

      Net sales for the first nine months of fiscal 1997 were $245,327 compared to $212,060 for the same period of fiscal 1996, an increase of $33,267, or 15.7%. Carpet backing sales for the first nine months of fiscal 1997 were $122,090 compared to $106,376 for the same period of fiscal 1996, an increase of $15,714, or 14.8%. The increase was primarily due to higher unit volume in both primary and secondary carpet backing, as well as slightly higher selling prices. Construction and civil engineering product sales for the first nine months of fiscal 1997 were $75,930 compared to $64,981 for the same period of fiscal 1996, an increase of $10,949, or 16.8%. This increase was primarily due to an increase in nonwoven geosynthetic sales. Technical textiles sales for the first nine months of fiscal 1997 were $47,307 compared to $40,703 for the same period of fiscal 1996, an increase of $6,604, or 16.2%, of which the Spartan Acquisition contributed approximately $4,800.

      Gross profit for the first nine months of fiscal 1997 was $78,399 compared to $60,839 for the same period of fiscal 1996, an increase of $17,560, or 28.9%. As a percentage of sales, gross profit increased to 32.0% from 28.7%. This increase was primarily due to increased sales volume, slightly higher average selling prices and growth of higher margin business, coupled with comparable average polypropylene costs to the prior period. See "--Introduction."

      Selling expenses for the first nine months of fiscal 1997 were $22,480 compared to $19,259 for the same period of fiscal 1996, an increase of $3,221, or 16.7%. This increase was primarily due to increased expenditures associated with higher sales volume as well as increased marketing expenses. As a percentage of sales, selling expenses increased from 9.1% to 9.2%.

      General and administrative expenses for the first nine months of fiscal 1997 were $19,474 compared to $16,024 for the same period of fiscal 1996, an increase of $3,450, or 21.5%. As a percentage of sales, general and administrative expenses increased from 7.6% to 7.9%. The increase in general and administrative expenses was primarily due to infrastructure expenditures, which included an increased investment in the Company's information technology department, to support anticipated Company growth.

      Operating income for the first nine months of fiscal 1997 was $34,501 as compared to $23,612 for the same period of fiscal 1996, an increase of $10,889, or 46.1%. As a percentage of sales, operating income increased to 14.1% in fiscal 1997 from 11.1% in fiscal 1996. This increase was primarily due to higher sales volumes as well as the growth of higher margin business, partially offset by slightly increased selling, general and administrative costs.

      Interest expense for the first nine months of fiscal 1997 was $15,722 compared to $17,253 for the same period of fiscal 1996, a decrease of $1,531, or 8.9%, due to lower average interest rates on the outstanding debt.

      The effective income tax rate before the effect of the extraordinary item for the nine months ended June 30, 1997 and 1996 was approximately 41% and 52%, respectively. The higher rate for 1996 was due primarily to the effect of nondeductible expenses, including the amortization of goodwill, on lower income in fiscal 1996.

      Income before extraordinary item for the first nine months of fiscal 1997 was $10,740 compared to $2,786 for the same period of fiscal 1996, an increase of $7,954. Earnings before interest, taxes, depreciation and amortization ("EBITDA") (1) for the first nine months of fiscal 1997 were $47,694 compared to $35,350 for the same period of fiscal 1996, an increase of $14,344, or 43.0%. The increase in income before extraordinary item, as well as EBITDA, was primarily due to higher sales volumes and continued growth of higher margin business, partially offset by slightly increased selling, general and administrative costs.

      Earnings per share before extraordinary item for the first nine months of fiscal 1997 was $1.25 compared to $0.47 for the same period of fiscal 1996 on increased weighted average shares outstanding of 2,668 shares, or 45.0%, as a result of the Initial Public Offering. Supplemental pro forma net income per share before extraordinary item, assuming the net proceeds from the Initial Public Offering and the bond refinancing were used to reduce outstanding indebtedness and the shares issued in the Initial Public Offering were outstanding as of the beginning of each respective period, would have been $1.28 and $0.60 per share for the nine months ended June 30, 1997 and 1996, respectively.




----------------------------------

(1) The Company believes that EBITDA is helpful in understanding cash flow from operations that is available for debt service, taxes and capital expenditures. EBITDA is not a concept recognized with generally accepted accounting principles and is not a substitute for operating income, net income or cash flows from operating activities.

      FISCAL 1996 COMPARED TO FISCAL 1995

      Net sales for fiscal 1996 were $299,532 compared to $271,427 for fiscal 1995, an increase of $28,105, or 10.4%. This increase was primarily due to increased sales of carpet backing and construction and civil engineering products. Carpet backing sales for fiscal 1996 were $146,491 compared to $133,025 for fiscal 1995, an increase of $13,466, or 10.1%. This increase was the result of higher unit volume in primary and secondary carpet backing, partially offset by lower average selling prices. Construction and civil engineering product sales for fiscal 1996 were $97,043 compared to $82,933 for fiscal 1995, an increase of $14,110, or 17.0%. This increase was due to an increase in sales of geotextile and erosion control fabrics of $13,018, or 30.7%, resulting primarily from nonwoven sales in the landfill and roadway and building site markets. Technical textiles sales for fiscal 1996 were $55,998 compared to $55,469 for fiscal 1995, an increase of $529, or 1.0%.

      Gross profit for fiscal 1996 was $91,211, compared to $76,721 for the same period of fiscal 1995, an increase of $14,490, or 18.9%. As a percentage of sales, gross profit increased to 30.5% from 28.3%. This increase was primarily due to increased sales volume as well as lower average polypropylene costs. See "-- Introduction."

      Selling expenses for fiscal 1996 were $27,488 compared to $24,273 for the same period of fiscal 1995, an increase of $3,215, or 13.2%. This increase was primarily due to increased expenditures associated with higher sales volume as well as increased marketing expenses. These expenses are related to the Company's expectation of higher sales in 1997 resulting from the completion of the 1996 capacity expansion program. As a percentage of sales, selling expenses increased from 9.0% to 9.2%.

      General and administrative expenses for fiscal 1996 were $22,657 compared to $21,195 for the same period of fiscal 1995, an increase of $1,462, or 6.9%. As a percentage of sales, general and administrative expenses decreased from 7.8% to 7.6%. In fiscal 1995, general and administrative expenses included a pre-tax charge of $2,852 related to an increase in the allowance for doubtful accounts taken to establish a reserve for a carpet backing customer who experienced severe financial difficulties. Without this charge, fiscal 1995 general and administrative expenses as a percentage of sales would have been 6.8%. The increase in general and administrative expenses was primarily due to infrastructure expenditures, which included an increased investment in the Company's Management Information System, to support anticipated Company growth.

      Operating income for fiscal 1996 was $38,474 as compared to $28,687 for fiscal 1995, an increase of $9,787, or 34.1%. As a percentage of sales, operating income increased to 12.8% in fiscal 1996 from 10.6% in fiscal 1995. This was primarily due to factors discussed above.

      Total interest expense for fiscal 1996 was $22,773 compared to $22,514 for fiscal 1995, an increase of $259, or 1.2%, due to higher average total debt outstanding.

      The effective income tax rate was 46% and 64% in fiscal 1996 and 1995, respectively. The decrease was primarily due to the effect of nondeductible expenses, including the amortization of goodwill, on higher taxable income in fiscal 1996.

      Net income for fiscal 1996 was $8,102 compared to net income of $1,936 for fiscal 1995, an increase of $6,166, or 318.5%. EBITDA for fiscal 1996 was $54,074 compared to $42,887 for fiscal 1995, an increase of $11,187, or 26.1%. The increase in net income, as well as EBITDA, was primarily due to higher sales volumes and lower average raw material cost partially offset by slightly lower average selling prices, higher manufacturing costs associated with plant shutdowns as a result of the winter ice storms in 1996 and increased selling and general and administrative costs.

      FISCAL 1995 COMPARED TO FISCAL 1994

      Net sales for fiscal 1995 were $271,427 compared to $234,977 for fiscal 1994, an increase of $36,450, or 15.5%. This increase was primarily due to unit volume growth in certain product lines and higher average selling prices. Carpet backing sales for fiscal 1995 were $133,025 compared to $117,791 for fiscal 1994, an increase of $15,234, or 12.9%. This increase was primarily due to higher unit volume due in part to increased market share in both primary and secondary carpet backing as well as higher selling prices as compared to fiscal 1994. Construction and civil engineering product sales for fiscal 1995 were $82,933 compared to $68,706 for fiscal 1994, an increase of $14,227, or 20.7%. This increase was primarily due to a significant growth in sales of geosynthetic products as well as an increase in sales of Fibermesh(R) fibers. Technical textiles sales for fiscal 1995 were $55,469 compared to $48,480 for fiscal 1994, an increase of $6,989, or 14.4%. This increase was primarily due to unit volume growth in the furniture and bedding markets.

      Gross profit for fiscal 1995 was $76,721 compared to $82,672 for fiscal 1994, a decrease of $5,951, or 7.2%. As a percentage of sales, gross profit decreased to 28.3% from 35.2%. This decrease was primarily due to the higher polypropylene costs, offset partially by higher average selling prices. See "-- Introduction".

      Selling expenses for fiscal 1995 were $24,273 compared to $21,815 for fiscal 1994, an increase of $2,458, or 11.3%. This increase was primarily due to increased marketing efforts in the construction and civil engineering products lines as a direct result of increased sales. However, as a percentage of sales, selling expenses decreased from 9.3% to 8.9%.

      General and administrative expenses for fiscal 1995 were $21,195 compared to $17,588 for fiscal 1994, an increase of $3,607, or 20.5%. As a percentage of sales, general and administrative expenses increased from 7.5% to 7.8%.
This increase was primarily due to a charge of $2,852 related to an increase in the allowance for doubtful accounts during the fourth quarter of fiscal 1995. The charge was taken to establish a reserve for accounts receivable for a carpet backing customer who experienced severe financial difficulties. The Company believes the reserve provided is adequate for this account to cover any future potential losses and in the opinion of management, no significant future loss of revenue is anticipated.

      Operating income for fiscal 1995 was $28,687 compared to $40,770 for fiscal 1994, a decrease of $12,083, or 29.6%. As a percentage of sales, operating income decreased to 10.6% from 17.4%. This decrease was primarily due to the change in gross profit associated with higher raw material costs.

      Total interest expense for fiscal 1995 was $22,514 compared to $20,011 for fiscal 1994. This increase was due to a higher average total debt outstanding and a higher base rate for the Credit Facility.

      The effective income tax rate for fiscal 1995 was 64.3% compared to 43% for fiscal 1994. The increase was primarily due to the effect of nondeductible expenses, including the amortization of goodwill, on lower taxable income in fiscal 1995.

      Net income for fiscal 1995 was $1,936 compared to $11,420 for fiscal 1994, a decrease of $9,484, or 83%. This decrease was primarily due to increased raw material and interest costs.

LIQUIDITY AND CAPITAL RESOURCES

      To finance its capital expenditures program and fund its operational needs, the Company has relied upon cash provided by operations, supplemented as necessary by bank lines of credit and long-term indebtedness. Cash provided by (used in) operating activities was $17,740 and $18,353 for the nine months ended June 30, 1997 and 1996, respectively, and $31,421 and ($35) for fiscal 1996 and 1995, respectively.

      Cash provided by operating activities for the nine months ended June 30, 1997 consisted primarily of $10,740 earnings before extraordinary item and noncash charges of $14,751, as well as an increase in accounts payable of $9,507, which financed increases in accounts receivable and inventories of $24,762.

      Cash provided by (used in) operating activities in fiscal 1996 and 1995 resulted primarily from net income of $8,102 and $1,936, respectively, after deducting non-cash charges of $20,723 and $17,945 and net working capital changes of approximately $2,596 and ($19,916), for each respective period. The increase in cash provided by operating activities for fiscal 1996 as compared to fiscal 1995 was principally due to fluctuations in net income and the Company's working capital requirements. The changes included reduced inventory and accounts payable balances in 1996 resulting primarily from lower inventory quantities and lower polypropylene costs. The decrease in cash provided by operating activities in fiscal 1995 as compared to fiscal 1994 was principally due to lower net income and fluctuations in working capital requirements. Working capital requirements increased primarily due to increases in accounts receivable, inventory and accounts payable. The increase in accounts receivable results from increased sales over the prior year particularly in certain seasonal product lines. The increases in inventory and accounts payable resulted from the effects of higher polypropylene costs, as well as increased units in finished goods and raw materials. Working capital amounted to $82,945 and $66,802 at June 30, 1997 and 1996, respectively, and $64,077 and
$69,039 at September 30, 1996 and 1995, respectively.

      On February 11, 1997, the Company issued $170,000 aggregate principal amount of 9 1/4% Senior Subordinated Notes due February 15, 2007 (the "Notes"), which represent unsecured obligations of the Company. The Notes are redeemable at the option of the Company at any time on or after February 15, 2002, at an initial redemption price of 104.625% of their principal amount together with accrued interest, with declining redemption prices thereafter. Interest on the Notes are payable semi-annually on February 15 and August 15 in the amount of $7,863.

      On November 1, 1996, the Company received net proceeds of approximately $34,000 (after payment of underwriting discounts and commissions and expenses) from the sale of 2,875,000 shares of Common Stock in an underwritten public offering. These proceeds, together with the proceeds received from the issuance of the Notes, were utilized primarily to retire approximately $133,000 of the Company's 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures"), pay the related call premium and prepayment costs and fees associated with the refinancing of $15,920, pay debt issuance costs of $5,540 and to repay approximately $21,900 of certain outstanding indebtedness under the Company's Fourth Amended and Restated Revolving Credit and Security Agreement, dated as of October 20, 1995, as subsequently amended, among the Company, the lenders party thereto and BankBoston, as agent (the "Credit Facility"). In connection therewith, the Company recorded an extraordinary loss of $11,950 net of tax benefit of $7,481. The Company intends to redeem to remaining $7,403 of the Debentures on December 1, 1997.

      The net proceeds from financing and operating activities were also utilized to fund capital expenditures of $35,253 and to acquire certain assets of the Spartan Technologies division of Spartan Mills for approximately $9,400. Additional capital expenditures planned for fiscal 1997 and 1998 are approximately $15,000 and $40,000, respectively, primarily to expand the capacity of the Company's manufacturing facilities, subject to prevailing market conditions. Capital expenditures in fiscal 1996 and 1995 were approximately $34,200 and $13,300, respectively.

      The Credit Facility provides for potential borrowing capacity of up to $85,000 and is comprised of term loan borrowings of $45,000 and a revolving credit loan portion (the "Revolver") of up to $40,000. The term loan balance at June 30, 1997 was $25,000, of which $10,000 is payable in 1999 and $15,000 is payable in 2000. The Lenders under the Credit Facility are BankBoston, Sanwa Business Credit Corporation and South Trust Bank of Georgia, N.A. The Revolver provides for availability based on a borrowing formula consisting of 85% of eligible accounts receivable and 50% of eligible inventory, subject to certain limitations and reserves. These reserves include the remaining balance due under the Debentures of approximately $7,400. At June 30, 1997, the maximum amount available for borrowing under the Revolver was $27,477. The Credit Facility expires on October 1, 2001.

      The Credit Facility permits borrowings which bear interest, at the Company's option, (i) for domestic borrowings based on the lender's base rate plus .75% (8.5% at June 30, 1997 and 9.0% at September 30, 1996) or (ii) for Eurodollar borrowings based on the Interbank Eurodollar rate at the time of conversion plus 2.5% or 2.75% for term loan or Revolver advances, respectively (7.6875% to 8.1875% at June 30, 1997 and 8.0938% to 9.25% at September 30,
1996).

      The Credit Facility provides for borrowings under letters of credit of up to $3,000, which borrowings reduce amounts available under the Revolver. The letters of credit outstanding under the Credit Facility were $197 and $1,892 at June 30, 1997 and September 30, 1996, respectively. The Company is required to pay a .375% fee on the unused portion of the commitment and an agency fee of $150 per annum.

      At June 30, 1997, the Company's total outstanding indebtedness amounted to $210,059. Such indebtedness consists primarily of borrowings under the Credit Facility of $27,126, $170,000 aggregate principal amount of the Notes, $7,403 aggregate principal amount of the Debentures and an outstanding capital lease obligation of $4,242 dated as of May 28, 1996. Cash interest paid during the nine months ended June 30, 1997 and 1996 was $15,657 and $21,125, respectively, and during fiscal 1996, 1995 and 1994 was $23,176, $22,334 and $19,787, respectively.

      The Company is currently negotiating a new five year credit facility, which the Company expects to consist of up to a $40 million receivables securitization program and a $60 million senior secured revolving credit facility.

      Based on current levels of operations and anticipated growth, the Company's management expects cash from operations to provide sufficient cash flow to satisfy the debt service requirements of the long-term obligations, including the Credit Facility and lease agreements, permit anticipated capital expenditures and fund the Company's working capital requirements.

INFLATION AND SEASONALITY

      The Company does not believe that its operations have been materially affected by inflation during the three most recent fiscal years. While the Company does not expect that inflation will have a material impact upon operating results, there is no assurance that its business will not be affected by inflation in the future.

      The Company's sales and income from continuing operations have historically been higher in the third and fourth quarters of its fiscal year. While sales and operating income in the carpet backing and technical textiles product lines are not greatly affected by seasonal trends, sales and operating income of construction and civil engineering products are lower in the first and second quarters of any given fiscal year due to the impact of adverse weather conditions on the construction and civil engineering markets. Consequently, as sales and operating income from construction and civil engineering products continue to increase as a percentage of the Company's total sales, the seasonality of these products' sales will affect total sales and quarterly operating results of the Company to a greater degree.

RECENT ACCOUNTING PRONOUNCEMENTS

      In October 1995, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for the Company's fiscal year ending September 30, 1997. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123. In accordance with SFAS No. 123, beginning in the fiscal year ending September 30, 1997, the Company will make pro forma disclosures relative to stock-based compensation as part of the accompanying footnotes to the consolidated financial statements.

      In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This new standard requires presentation of both basic and diluted earnings per share ("EPS") on the face of the statements of operations and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations. This statement will be effective for the Company's first quarter 1998 consolidated financial statements. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

                                    BUSINESS

THE COMPANY

      The Company is one of the world's leading producers of polypropylene fabrics and fibers for the home furnishing, construction, environmental and agricultural industries. The Company manufactures and sells more than 2,000 products in over 65 end-use markets. The Company believes that it is the second largest producer of carpet backing in the world, the second largest producer of geosynthetic products in North America and is the largest producer of synthetic fiber additives for secondary concrete reinforcement through its Fibermesh(R) line of products. SI also produces polypropylene and polyester products for the furniture and bedding, filtration and agricultural markets and is a leader in designing innovative products for specialty applications. The Company's products are engineered to meet specific customer criteria such as strength, flexibility, resistance to sunlight and water/air permeability. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. The Company's consolidated sales have grown from $196 million in fiscal 1992 to $300 million in fiscal 1996.

      The Company's products are sold along three principal product lines: carpet backing, construction and civil engineering products, and technical textiles. The Company has a worldwide presence in carpet backing, woven fabrics used in all modern tufted carpets, and is one of the two leading manufacturers in the U.S. that produce a broad range of primary and secondary carpet backing. Carpet backing accounted for approximately 49% of the Company's fiscal 1996 sales. The Company's construction and civil engineering products are its fastest growing product line and include fiber additives for secondary concrete reinforcement and geosynthetic products used in the environmental and transportation markets, with end uses such as landfill waste containment and soil stabilization. The Company's sales to the construction and civil engineering market have grown from approximately $35 million in fiscal 1992 to approximately $97 million in fiscal 1996. These products represented approximately 32% of the Company's total sales in fiscal 1996, up from approximately 18% of total sales in fiscal 1992. The Company's technical textile products are comprised of specialty fabrics, industrial yarns and fibers used in diverse applications such as furniture and bedding construction, filtration (e.g., wastewater treatment, air filtration and bauxite mining) and agriculture (e.g., shade cloth and ground cover). These products are highly engineered to meet niche customer applications and represented approximately 19% of fiscal 1996 sales. The Company's products are principally sold through direct sales to customers by the Company's sales force and through a broad network of distributors located across North and South America, Europe and the Pacific Rim.

      Management believes that the Company has a reputation in its markets as a high quality, cost-efficient manufacturer. The Company is committed to maintaining its market leadership and reputation for innovation through capital investment in facilities and state-of-the-art equipment, by hiring and training skilled employees and through process control standards and productivity improvements. SI invested approximately $113 million in capital improvements in its facilities and equipment during the five year period ended September 30, 1996, including a $35 million, 130,000 square foot expansion, completed in August, 1996, of its largest manufacturing facility. The Company has recently embarked on an additional capital expenditure program targeted on increasing its manufacturing capacity for each of its three major product lines. For the nine months ended June 30, 1997, expenditures under this plan totaled approximately $ 35 million. In addition, on February 27, 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills (the "Spartan Acquisition") with 1996 sales of $ 20 million, for $9.4 million. The Company expects sales arising from its acquisition and capital expenditures to total approximately $50 million in fiscal 1998. The Company anticipates that ongoing maintenance capital expenditures will be less than $5 million per year. Additional capital expenditures, if any, will be focused on expansion opportunities, subject to market conditions. The Company is one of the largest independent consumers of polypropylene in the world. The Company also believes its position as a vertically-integrated manufacturer -- performing each step in the conversion of polypropylene into value-added end products -- provides a competitive advantage by allowing the Company to manufacture high quality products to customer's specifications, while controlling manufacturing costs.

      The Company's principal business strategy is to leverage its market presence in its core businesses into additional growth while maintaining its market position as a high quality, cost-efficient manufacturer. The primary components of this strategy are to expand penetration of existing markets, develop innovative products, strengthen market position in carpet backing, continue to improve manufacturing efficiencies and expand manufacturing capacity and pursue strategic acquisitions.

HISTORY

      The Company was founded in 1969 to produce polypropylene-based primary carpet backing. Following the acquisition of the Company in 1976 by a group of private investors, the Company diversified into the manufacture and sale of polypropylene-based industrial fabrics and specialty yarns. Between 1981 and 1983, the Company entered the construction and civil engineering products market, initially by manufacturing woven geotextiles and later through its introduction of Fibermesh(R) fibers for concrete reinforcement. In 1985, the Company added secondary carpet backing to its product offerings. In fiscal 1991, the Company purchased a technical synthetic fabrics operation located in Gainesville, Georgia, from Chicopee, a subsidiary of Johnson & Johnson (the "Chicopee Acquisition"). In addition to broadening the Company's line of geosynthetic products, the acquisition gave the Company access to new markets for high performance geotextiles. As a result of improved fiber technology and increased fiber manufacturing capabilities, the Company opened its sixth facility, the nonwoven geotextile plant in Ringgold, Georgia in 1992, enabling the Company to offer a full line of geotextile products. On February 27, 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills for $ 9.4 million. The assets will be used primarily in the manufacturing of nonwoven fabrics used in the geotextile and furniture and bedding markets.

      The Company was acquired by the Partnership in December 1986. On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in the Initial Public Offering. On October 24, 1997, the Limited Partners of the Partnership approved the adoption of the Plan, pursuant to which 3,000,000 Shares are being offered hereby and 2,871,250 shares of Common Stock will be distributed in up to three distributions, each 180 days apart, to the remaining Limited Partners beginning 180 days following the completion of this Offering. See "The Plan of Withdrawal and Dissolution -- The Dissolution and Distribution."

INDUSTRY OVERVIEW

      The Company manufactures primarily polypropylene staple fibers and slit film yarn ("Polypropylene Fiber"), most of which it consumes internally to manufacture its products. Polypropylene Fiber is the second largest polymeric material used in synthetic fabrics, representing approximately 30% of the total U.S. synthetic fiber market, behind polyester and ahead of nylon. According to the Society for the Plastics Industry ("SPI"), total domestic usage of Polypropylene Fiber was approximately 3 billion pounds in 1996 and grew at an annual rate of approximately [8%] per year in the period from 1994 to 1996.

      The Company believes it is one of the largest manufacturers of Polypropylene Fiber in the U.S. with approximately [10%] of total domestic output. The top ten manufacturers of Polypropylene Fiber in the United States generate approximately [70%] of the annual domestic output of Polypropylene Fiber. Most of the large producers of Polypropylene Fiber, including the Company, are vertically integrated, converting polypropylene into fiber which can be used to manufacture fabrics or can be sold directly to other manufacturers. These large producers often have significant shares of the markets in which they compete, such as the Company's share of the primary and secondary carpet backing markets, and geosynthetic and concrete fiber reinforcement markets.

      Most of the products manufactured by the Company are woven and nonwoven polypropylene fabrics. Woven polypropylene fabrics are produced by weaving narrow tapes of slit film, which are made by extruding polypropylene into long sheets. Such fabrics are characterized by high strength to weight ratios. Virtually all of the Company's carpet backing products and approximately 38% of its civil engineering products are woven polypropylene fabrics. Nonwoven polypropylene fabrics are produced by mechanically interlocking fibers with barbed needles. Several of the Company's technical textile products and 62% of its civil engineering products, principally for waste containment, roadway and building site applications, are nonwoven polypropylene fabrics.

      CARPET BACKING

      The domestic floor covering industry is comprised of several product types designed for both commercial and residential end-uses. Business Trend Analysts, Inc., a market research concern in Commack, New York, estimated the total domestic floorcovering market in 1996 to be $13.8 billion at wholesale. Total sales within the floorcovering market can be segmented into several categories including carpets and rugs (72%) and resilient flooring (16%), with the balance in clay and ceramic tile, hardwood flooring and laminate flooring. Of the $9.9 billion carpet and rug sales, 86% was broadloom, 6% was scatter rugs, 5% was transportation and 3% was other uses.

      The Company believes that approximately 75% of the U.S. broadloom market is composed of residential sales, with commercial sales accounting for the remaining 25%. Of the residential sales, 30% are for new floorcoverings, and
70% are for replacement floorcoverings.   Of the commercial sales, 16% are for
new floorcoverings, and 84% are for replacement coverings. The Company participates in the broadloom market by supplying primary and secondary backing to both residential and commercial carpet mills. According to the Carpet and Rug Institute ("CRI"), calendar year 1996 shipments of primary backing were 1.7 billion square yards. The Company believes that secondary backing shipments approximate an additional 1.5 billion in square yards, or 95% of primary backing shipments, for 1996.

      With the Spartan Acquisition, the Company entered the modular carpet tile backing market and now participates in virtually all of the commercial and residential segments of the broadloom supply. According to CRI, total square yards of residential carpet increased 2.8%, compounded annually, from calendar year 1992 to calendar year 1996, while total square yards of commercial carpet increased 3.6%, compounded annually, during this same period. For the nine months ended June 30, 1997, the residential market has been essentially flat, while commercial carpet has increased approximately 8.0%. Through expansion and the Spartan Acquisition, the Company has added capacity to more fully participate in the faster growing commercial backing market.

      Due to its participation in the faster growing commercial market and its market share gains in the residential market, the Company's carpet backing shipments have increased at a faster rate than the market, resulting in sales increases of 10.1% from fiscal 1995 to fiscal 1996 and 14.8% for the nine months ended June 30, 1997 compared to the same period in fiscal 1996.

      CONSTRUCTION AND CIVIL ENGINEERING

      Construction and civil engineering products provide cost effective, longer lasting alternatives to traditional construction methods. Geosynthetic products are utilized primarily in infrastructure and environmental applications in such diverse end uses as transportation, waste containment, erosion control, mining and recreational activities. In these applications, geosynthetics replace traditional construction practices such as excavation, steel pilings, aggregate (rock), or concrete. Industry experts believe the annual total market in North America for geosynthetic products could approximate 4.0 billion square yards, with an as yet untapped international market potential of at least twice this size. According to Industrial Fabrics Association International, approximately 450 million square yards of woven and nonwoven geosynthetics were expected to be shipped in North America in calendar year 1996 for the civil engineering market. Industry sources project domestic shipments of geosynthetic products will increase at an average annual rate of 6% over the next five years. The growth rate of the Company's civil engineering product lines has outpaced that of the market with average annual growth in shipments of 29% for the period from fiscal 1994 to fiscal 1996. For the nine months ended June 30, 1997, civil engineering sales have grown by 19.1%.

      The total North American market for placed concrete in 1996 was approximately 340 million cubic yards. The Company estimates that approximately 34 million cubic yards, or 10% of this market, are presently treated with fibers. In addition, the Company believes that 120 million cubic yards, or 35% of the total market, is currently economically available for polypropylene fiber reinforcement. The North American market represents only approximately 6% of the international market for concrete, based on data supplied by the Bureau of Mines/United States Geological Service. The Company's concrete reinforcing fiber products have grown 10% for the period from fiscal 1994 to fiscal 1996. For the nine months ended June 30, 1997, these sales have grown by 8%. International shipments of concrete reinforcing fibers have grown $4.5 million, or 16.2%, over this same period.

      TECHNICAL TEXTILES

      The technical textiles business consists of a large number of relatively stable product lines with annual sales in each market of approximately $10
million to $12 million.   Furniture and bedding construction, agricultural and
filtration product sales currently represent 24%, 16% and 16%, respectively, of total technical textile sales. In the furniture and bedding construction market, the Company competes primarily in the nonwoven segment. Nonwoven products are utilized primarily for internal construction applications such as decking, padding and dust covers, and replace such traditional materials as wool, horsehair and jute.

      The Company produces nonwoven fabrics that are utilized for both air and liquid filtration applications. The Company produces permanent air filters primarily for HVAC and OEM systems, which replace the traditional disposable fiberglass filters. The Company's liquid filter fabrics are used principally in the mining industry as well as in waste water separation treatment, commercial water purification and beverage filtration, replacing costly and less efficient alternatives such as spun/multifilament systems.

      The Company produces woven and nonwoven fabrics for foliage protection, landscape and ground cover for the agriculture industry. These horticultural products provide shade, block weeds and control water flow and replace commonly used materials including gravel and polyethylene film.

BUSINESS STRATEGY

      The Company's goals are to maintain steady growth in its core business, develop innovative and value-added products to expand its product lines, penetrate new international markets, and continue to create new high margin niche products out of engineered fabrics and fibers. The Company seeks to be the leading or second supplier in its chosen markets by delivering high-quality products at competitive prices. Key elements of the Company's strategy to achieve these goals are:

      EXPAND PENETRATION OF EXISTING MARKETS

      The Company is committed to expanding sales in markets where it currently has a leadership position by increasing market penetration through the offering of a broader product line to meet its customers' varied needs and by expanding its customer base. The Company is pursuing this goal through (i) the expansion of geographical coverage of its sales effort; (ii) the development of applications-oriented marketing efforts that focus on the Company's product solutions as alternatives to traditional industry practices; (iii) increased customer acceptance of its products created through stringent quality standards and industry accreditation for its test labs; and (iv) the use of in-house technical consultants to educate industry leaders as to the cost savings offered by the Company's products as compared to traditional solutions.

      The Company believes that it has significant expansion opportunities for its existing products. The Company is developing comprehensive marketing efforts to increase sales of its products in existing markets and to penetrate new domestic and international markets, particularly Europe and the Pacific Rim, by increasing awareness of its products among existing and potential customers. The Company focuses on education of its customers' engineering support personnel, advertising and application-oriented marketing efforts as it seeks to expand acceptance of its products. The Company has experienced success with this strategy, as evidenced by the growth of its geosynthetic product line for which sales have increased from $31.4 million in fiscal 1994 to $55.4 million in fiscal 1996, and were $44.5 million for the nine months ended June 30, 1997, an increase of 21.9% over the same period of fiscal 1996. Within this product line, the Company has focused on nonwoven material for roadway and building site, erosion control and waste containment sectors. Nonwoven geosynthetic sales to these and other markets have grown from $18.3 million in fiscal 1994 to $36.3 million in fiscal 1996, and were $38.5 million for the nine months ended June 30, 1997, an increase of 51.6% over the same period of fiscal 1996.

      The Company has also expanded its presence in international markets primarily through additional distribution arrangements, increased marketing efforts focused primarily on major international construction projects and the expansion of its international sales force. As a result, total international sales increased from $25.0 million in fiscal 1994 to $33.3 million in fiscal 1996, and were $26.6 million for the nine months ended June 30, 1997, an increase of 28.6% over the same period in fiscal 1996.

      STRENGTHEN MARKET POSITION IN CARPET BACKING

      The Company intends to increase its carpet backing market share through:
(i) expansion of sales in the growing domestic commercial backing market; (ii) the continued development and strengthening of its relationship with key customers; and (iii) continued capital investment in state-of-the-art equipment for additional carpet backing production capacity. The Company's sales of primary and secondary carpet backing have grown from $117.8 million in fiscal 1994 to $146.5 million in fiscal 1996, and were $122.1 million for the nine months ended June 30, 1997, an increase of 14.7% over the same period of fiscal 1996.

      The Company believes it is well positioned, based upon its relationships with its customers, the quality of its products and its planned expansion in manufacturing capacity, to gain market share. While the Company estimates that its share of the domestic residential carpet backing market is 26%, in the growing commercial carpet segment of the U.S. market, which currently represents approximately 25% to 26% of the total broadloom supply, its estimated share is less than 15%.

      The Company has successfully cultivated long-term relationships with key customers, which include all of the top ten largest carpet manufacturers in North America. The Company's success in developing and strengthening its relationships with these and other key customers is attributable to its commitment to product quality, dedication to customer technical service and sensitivity and responsiveness to changing customer needs.

      CONTINUE TO IMPROVE MANUFACTURING EFFICIENCIES AND EXPAND MANUFACTURING CAPACITY

      The Company is committed to implementing improvements throughout its manufacturing system that will increase product volume and lower costs. The Company's product design teams continuously seek to incorporate new operating capabilities that enhance or maintain performance specifications while lowering the cost of manufacturing its products. State-of-the-art equipment, much of which has been developed with direct input from internal engineers, has been modified and installed to exceed manufacturing processing specifications, to continuously measure process parameters and to maintain very narrow tolerances, resulting in less product variation. As a result, the Company has been able to improve its manufacturing processes to utilize less labor and material and produce higher quality fabrics. In addition, the Company maintains a human resource program aimed at capturing productivity gains through team building, formal training and employee empowerment.

      The Company also believes that its sales are enhanced as a result of its reputation for quality control and process improvement (especially in markets
where product reliability is critical, such as waste containment).   For
example, the Company was the first geosynthetic manufacturer to have its own test laboratories accredited by the Geosynthetic Research Institute, which assures that a quality system and laboratory infrastructure is in place to perform specific tests required in the industry.

      The Company believes that increasing manufacturing capacity at its existing plants will provide the capability to gain market share in its current markets and to continue to expand into new markets. The Company has invested approximately $113 million in capital improvements in its facilities and equipment during the five year period ended September 30, 1996, including a $35 million, 130,000 square foot expansion of its largest manufacturing facility completed in August 1996. The Company continuously evaluates opportunities to expand its existing production capacity, add new capabilities and enhance production technologies. Specifically, in response to opportunities in the nonwoven market, the Company constructed a state-of-the-art nonwoven facility in 1992 which management believes to be one of the largest such facilities in the United States. This facility today generates sales exceeding $75 million per year as its products support the geotextile, furniture and building materials markets.

      Recently, the Company also embarked upon a new capital expenditure program designed to expand its manufacturing capacity in each of its three major product lines. For the nine months ended June 30, 1997, expenditures
under this program totaled approximately $35 million.   The Company plans to
spend an additional $15 million during the balance of fiscal 1997 and approximately $50 million in fiscal 1998 to further increase its manufacturing capability and market share, subject to prevailing market conditions. In addition, the Company will continue to equip for commercial carpet backing opportunities as well as to support industry growth.

      DEVELOP INNOVATIVE PRODUCTS

      The Company seeks to develop innovative products and modify existing products in response to specific customer needs and to establish new markets through the development of novel applications for its existing products. In addition, the Company continues to identify new markets and applications where polymer-based products can replace traditional raw materials. To further these efforts, the Company has significantly increased its expenditures in research and market development, from $2.8 million and $2.9 million in fiscal 1995 and 1996 respectively, to an estimated $5.2 million in fiscal 1997, of which $3.6 million has been expended through June 30, 1997. By increasing its research and market development expenditures, the Company believes it will be able to capitalize on its manufacturing strengths, sales and marketing expertise and distribution network to introduce new value added products and extend product lines to complement its existing product base. As an example, the Company's civil engineering product group has added two newly patented products, Pyramat and Geofibers(TM), which together had sales of $2.4 million for the nine months ended June 30, 1997. Pyramat is a biotechnical composite three dimensional mat which enables vegetation to be grown on steep slopes and in high-flow storm drainage channels. Geofibers(TM) are soil and turf reinforcement fibers used in roadway construction and maintenance as well as the sports field market, including ballfields and horse racetracks.

      The redesign and enhancement of its core products have also resulted in the development of high strength geotextiles and the Company's building material products. These developments utilize existing weaving technology to permit construction over extremely weak soils and to replace fiberglass in certain construction applications such as wallboard. Under its Geotex trademark, the Company has begun the marketing and production of high strength geotextile tubes used for such civil engineering applications as wetland and island reclamation, shoreline protection and containment and dewatering of contaminated materials. The Company has also developed a new line of products that are manufactured using the same production techniques as nonwoven geotextiles but are used as vinyl substrates and spill control products.

      PURSUE STRATEGIC ACQUISITIONS

      The Company is continually evaluating the potential acquisition of companies, technologies or products which will complement its existing product lines and manufacturing and distribution strengths. Acquisition opportunities will be evaluated based on the strategic fit, the expected return on capital invested and the ability of management to improve the profitability of acquired operations through cost reductions and other synergies with existing operations.

      On February 27, 1997, the Company acquired all of the nonwoven manufacturing equipment and certain other assets of Spartan Technologies, a division of Spartan Mills for approximately $9.4 million. This division realized annual revenues of approximately $20 million in fiscal 1996. This acquisition adds to the Company's strength as one of the largest needlepunch nonwoven manufacturers in the world. The added capacity will be used to grow the Company's furniture and bedding construction business, and nonwoven carpet backing and geotextile businesses.


PRODUCTS

      The Company develops, manufactures and sells a wide array of polypropylene-based industrial fibers and fabrics along its three principal product lines: carpet backing, construction and civil engineering, which comprises geosynthetic products and concrete reinforcement products, and technical textiles. The Company manufactures five basic yarn and fiber types, from which approximately 2,000 products are manufactured to serve in excess of 65 end-use markets. The Company aims to compete in markets in which it can be the primary or secondary provider of such products, with over 93% of its products meeting this criterion. Although end-use applications are diverse, the Company has been able to leverage its manufacturing expertise to introduce new products that often define industry standards. Through research, internal developments, marketing and acquisitions, the Company has developed or acquired new technologies to capitalize on a broad range of new niche product opportunities, enabling it to expand beyond its traditional primary carpet backing business. Since 1981, the following product lines have been added to the Company's portfolio: filtration, specialty yarns, geotextiles, Fibermesh(R) concrete reinforcing fibers, secondary carpet backing, staple fibers, erosion control fabrics, soil reinforcing fibers and high performance wovens and nonwovens. This diversification has contributed to average annual sales increases of 23.4% for the period from fiscal 1987 to fiscal 1991 and 9.8% for the period from fiscal 1992 to fiscal 1996.

      CARPET BACKING

Carpet backing is the Company's oldest and largest product line. Carpet backing represented approximately 50.1%, 49.0% and 48.9%, or $117.8 million, $133.0 million and $146.5 million, of the Company's fiscal 1994, 1995 and 1996 net sales, respectively. The technology utilized in the Company's carpet backing business has provided the basic woven fabric technology for the Company's other product lines. For example, certain geotextiles, agriculture fabrics and furniture construction fabrics are woven on the same looms used to weave carpet backing.

      Through fiscal 1996, the Company's carpet backing product line consists of woven primary and secondary fabrics in a variety of styles and widths that are manufactured from polypropylene raw materials. Primary carpet backing is a tightly woven material into which carpet yarn is tufted in the manufacture of broadloom floor coverings. Secondary carpet backing, which forms the base of the carpet, is the open weave fabric that is laminated to the back of tufted broadloom to insure both carpet integrity and dimensional stability. The Company produces a broad range of primary and secondary backing. The Company entered the modular carpet tile backing market in February 1997 through the Spartan Acquisition.

      The Company believes it is the second largest producer of carpet backing in the United States, where carpeting is the most popular floor covering material. The total combined market for residential and commercial carpeting in the United States has grown approximately 4% per year over the past decade. In recent years, the growth rate of the Company's carpet backing sales has generally outpaced that of the market due to the Company's ability to gain market share. Management believes that the Company's growth rate has been limited by its production capacity.

      CONSTRUCTION AND CIVIL ENGINEERING

      The Company's construction and civil engineering product line has two distinct product lines: geosynthetic products and concrete reinforcement fibers. Construction and civil engineering has achieved rapid growth since 1993 when the Company enhanced its channels of distribution for Fibermesh(R) and expanded into production of nonwoven geotextiles. Construction and civil engineering products represented approximately 29.3%, 30.6% and 32.4%, or $68.7 million, $82.9 million and $97.0 million of the Company's fiscal 1994, 1995 and 1996 net sales, respectively. Within this product line, geotextile products principally serve the environmental and transportation market, with end uses such as landfill waste containment, erosion control and soil stabilization, separation and reinforcement. Fibermesh(R) provides secondary reinforcement of conventional and pre-cast concrete. Growth in sales in the geosynthetic sector for the period fiscal 1993 to fiscal 1996 averaged 48.3% annually. Fibermesh(R) concrete reinforcing fiber sales grew at an average annual rate of 10.5% for the period from fiscal 1993 to fiscal 1996.

      Geosynthetic Products. The Company's geosynthetic product line consists of erosion control fabrics, geotextiles, and soil fibers. These products control erosion and capture sediment; provide filtration, separation and reinforcement of soils; improve engineering properties of native soils; protect landfill liners; and extend pavement life. The specifications of the Company's geosynthetic fabrics and fibers vary depending on specific site conditions, including such factors as slope angles, water flow velocities, climate, runoff and ultimate land use. The Company's geosynthetic products generally comply with state agency guidelines pertaining to geosynthetic products issued to date.

      The Company produces a variety of nonwoven and woven geotextiles for use in landfill, roadway and mining construction. The Company's LANDLOK(R) erosion control products are used in storm water drainage channels, steep slopes and shoreline protection. These products hold the soil in place, while allowing and supporting vegetative growth. LANDLOK(R) products are an environmentally friendly and aesthetically pleasing alternative to rock or concrete erosion control methods.

      The Company has developed a strong market position in geosynthetic products on the basis of sales growth and engineering strengths. The Company believes it is now the fastest growing supplier of geotextiles to this market, and has the broadest geosynthetic product line in North America.

      Environmental and economic concerns have contributed to an increase in government mandates as well as industry practices to control surface runoff, storm water quality and soil erosion. Geosynthetics tend to be more durable, easier to use, and more cost effective as compared to traditional construction methods and materials. In highly populated urban areas with high concentrations of roads and buildings the need for good conservation practices is becoming increasingly acute. The Company believes that this market will continue to expand as environmental concerns continue to grow, thereby increasing demand for the Company's products. The Company believes its strengths as a technical marketer and cost-effective manufacturer of geotextiles will allow it to continue to increase sales of current products, and introduce new products to this market.

      Concrete Reinforcement. The Company pioneered the practical use of polypropylene fibers as a secondary reinforcement for concrete with the development and introduction of Fibermesh(R) to the concrete industry in 1983. The Company believes that its Fibermesh(R) product line has a 62% share of the fiber reinforced segment of the concrete industry. Further, the Company believes that Fibermesh(R) has only an 18% penetration of the 120 million cubic yards of placed concrete currently economically available to it. However, all concrete reinforcement fibers, including Fibermesh(R), have only approximately 10% penetration of the 340 million cubic yards of placed concrete market in the United States. The Company believes that the concrete market will accommodate significant growth through the increased acceptance of the use of synthetic fibers for concrete reinforcement as a replacement for conventional wire mesh. The Company continues to seek to expand its current product line to increase the economically viable portion of the placed concrete market available to it.

      The addition of Fibermesh(R) polypropylene fibers to concrete inhibits the formation of early cracking while providing greater impact, abrasion, and shattering resistance from external forces. The hardened fibrous concrete has lower permeability and a level of toughness (residual strength) not found in plain concrete.

      Primary applications for fiber reinforced concrete are residential and commercial slabs, elevated decks, precast products, shotcrete tunnels, canals and pools, and whitetopping restoration of deteriorated asphalt pavements and parking areas.

      Fibermesh(R) complies with all national model building codes and the American Society of Testing Materials (ASTM) standards. Of the three synthetic fiber types used in fiber reinforced concrete, polypropylene is recognized for
its superior properties over nylon and polyester.   Fibermesh(R) is
manufactured for sale in fibrillated, monofilament and multi-denier designs, the latter of which is protected by a U.S. patent.

      TECHNICAL TEXTILES

      Technical textiles produced by the Company are products and systems that offer high performance solutions for niche markets. Technical textiles represented approximately 20.6%, 20.4% and 18.7%, or $48.5 million, $55.5 million and $56.0 million of the Company's fiscal 1994, 1995 and 1996 net sales, respectively. Technical textiles are sold to several niche markets, including the furniture, filtration, agricultural and recreational industries, and each product in those markets generally accounts for $10 to $12 million or less in sales. The Company's technical textile products are generally differentiated on the basis of product uniqueness, quality and service rather than price.

      The Company's technical textiles consist of specialty fabrics, industrial yarns and fibers. The specialty fabrics are manufactured in a variety of widths, weights, permeability ranges and dimensional configurations primarily from polypropylene and, to a minor extent, other synthetic fibers. Customers use these fabrics to manufacture products used in diverse applications such as filtration (e.g., bauxite mining, wastewater treatment, electrostatic-air filters and chemical separation), agriculture (e.g., shade for foliage protection and environmental screening), and recreation (e.g., swimming pool covers and trampoline mats).

      The Company also sells its industrial yarns and fibers directly to weavers, knitters, and non-woven manufacturers who produce niche market products, such as automobile upholstery, coat linings, geotextiles, air filters and water filtration media.

      Sales to the furniture and bedding markets constituted $1.2 million, $3.9 million and $5.7 million of the Technical Textiles fiscal 1994, 1995 and 1996 sales, respectively. Furniture and bedding construction products consist of woven and nonwoven decking and padding, mattress ticking, dust covers, spring insulators and flange materials. Beginning with the Spartan Acquisition in February of 1997, product sales have increased to an annualized $19.6 million, or 28.5%, of the Technical Textile group. This acquisition added to the Company's expertise in the nonwoven needlepunching of not only polypropylene but also polyester, which is approximately 45% of this acquisition's production.

MARKETING AND SALES

      Carpet Backing. The Company sells its carpet backing products to 91 customers in the carpet industry, most of whom are carpet manufacturers located in the United States. In fiscal 1996, the Company's ten largest carpet backing customers accounted for approximately 78% of its total net sales to the carpet industry. In fiscal 1996, sales to Shaw, the Company's largest customer, accounted for approximately 36% of net carpet backing sales and approximately 18% of the Company's total net sales. Shaw is estimated to have 27% of the United States carpet market.

      The Company's carpet backing products are sold primarily through the Company's sales force which is directed from a central sales office in Calhoun, Georgia. All of the sales managers have significant industry experience and monitor ongoing product requirements, styling changes and competitive trends affecting their customers.

      Construction and Civil Engineering. The Company's broad product line is marketed in conjunction with its industry expertise in application and material engineering, as well as expertise in construction design and installation, as cost effective, longer lasting alternatives to traditional construction methods. Its ongoing marketing communications program for owners, architects, specifying agencies, including both the public and private sectors, and the engineering community as a whole, is designed to continue to build awareness of both product capabilities and in-house and technical expertise, and to expand interest in and use of concrete reinforcing fibers and geosynthetics.

      The Company's geosynthetic products are sold primarily in North America to regional and national distributors, installers of landfill liners and various governmental transportation departments, port authorities and waterway commissions. International sales, which comprise approximately 10% of geosynthetic sales, are sold through worldwide distribution networks. In fiscal 1996, the ten largest geosynthetic product customers accounted for approximately 30% of the Company's net sales in this product line.

      Fibermesh(R) is sold through a direct sales force primarily to ready-mix concrete companies and precast concrete product manufacturers located primarily in North America and the United Kingdom. The sales force operates out of ten regional offices in the United States and in Chesterfield, England. In addition, Fibermesh(R) is sold through a contract with Masters Builders, Inc., a worldwide leader in concrete technology. Internationally, in addition to the United Kingdom sales force, construction industry product distributors market Fibermesh(R) in over 50 countries. In fiscal 1996, the ten largest Fibermesh(R) customers accounted for approximately 12% of the Company's total net sales of Fibermesh(R) .

      Technical Textiles. The Company sells its specialty fabrics to a diverse group of approximately 400 manufacturers located primarily in North and Central America and the Pacific Rim countries. The Company sells its industrial yarns and fibers to a diverse group of approximately 100 manufacturers located in North America and Europe. In fiscal 1996, the Company's ten largest technical textile customers accounted for approximately 26% of the Company's total net sales of technical textiles. The Company's technical textiles are marketed by salespersons through sales offices in Gainesville and Calhoun, Georgia and Chesterfield, England and, beginning with the Spartan Acquisition, in Spartanburg, South Carolina, Hickory, North Carolina and Tupelo, Mississippi.

COMPETITION

      The markets for the Company's products are highly competitive. In the manufacture and sale of carpet backing, which represented approximately 49% of the Company's total net sales for each of fiscal 1996 and 1995, the Company competes primarily with Amoco, and, to a lesser extent, Wayn-Tex Inc. and certain other companies. Amoco has the dominant position in the carpet backing market worldwide. In the United States, only the Company and Amoco produce a broad range of primary and secondary carpet backing in a variety of styles and widths. The Company competes in the carpet backing market primarily on the basis of quality, availability, service, price and product line variety, providing carpet manufacturers with a reliable alternative source of supply to Amoco.

      In the manufacture and sale of the Company's other products, the Company generally competes with a number of other companies, some of which are significantly larger and have substantially greater resources than the Company. The Company's primary competitors in the construction and civil engineering market are Amoco and T.C. Mirafi Corporation with respect to geotextiles, North American Green, Inc. with respect to environmental and erosion control products, and W.R. Grace & Co., which markets but does not manufacture concrete reinforcement fibers, with respect to concrete reinforcement. The Company competes in the concrete reinforcement fiber market primarily on the basis of product design and technical service. In some applications, Fibermesh(R) also competes with welded wire fabric on the basis of product performance and cost. The Company competes in the construction and civil engineering market on the basis of product line breadth and quality, price, and the custom design, engineering and other services it provides to customers. With respect to technical textiles, competitors vary depending upon the specific market niche. The Company competes in each segment of the technical textiles market primarily on the basis of service, quality, innovation and product line variety.

      The pricing policies of the Company's competitors have at certain times in the past limited the Company's ability to increase the prices or caused the Company to lower the prices of certain of its products. See "-- Products," "-- Marketing and Sales" and "-- Raw Materials".

MANUFACTURING PROCESS

      Polypropylene, a chemically inert plastic derived from petroleum, is the basic raw material used in the manufacture of substantially all of the Company's products. SI believes it is a technological leader in the conversion of polypropylene into woven and nonwoven polypropylene products. The expertise of the Company's research and development and marketing staff has enabled the Company to develop innovative products, frequently in response to specific customer needs.

      Woven fabrics are produced by interlacing thousands of strands of extruded yarn at right angles to one another. The manner in which the yarn is interlaced determines the type of weave. Woven fabrics are characterized by strength and dimensional stability. The Company's woven fabric products include primary and secondary carpet backing, geotextiles, erosion control fabrics, and specialty fabrics for the filtration, recreational, construction and agricultural markets.

      Nonwoven fabrics are produced by first stacking several layers of webbed short length fibers and then entangling the layers by punching barbed needles through the layers. Nonwoven fabrics provide extensibility without rupture and dimensionality. The Company's nonwoven fabric products include geosynthetic fabrics, furniture and bedding construction fabrics, and spill control fabrics.

      The Company believes that it has state-of-the-art manufacturing capability in both its woven and nonwoven product lines and is one of the most cost-efficient producers in the markets in which it participates. The Company's three primary manufacturing processes are extrusion, weaving and needlepunching.

      Extrusion. Much of the Company's expertise has been developed in its extrusion processes. Many of the product's specification properties are created by engineering the polymeric raw materials during the extrusion process. In addition to yarns and fibers for conventional end-uses, the Company has also developed value-added products through the use of additives including those which resist sunlight degradation. The Company owns and operates one of the world's largest polypropylene staple fiber lines. Most of the Company's extruded products are consumed internally and become value-added woven and nonwoven fabrics, but some are sold to weavers, knitters, nonwovens producers and convertors.

      Weaving. The yarns produced in the Company's extrusion and yarn spinning operations are woven on looms to produce the wide variety of fabrics that the Company sells through all of its marketing divisions. Fabric properties are engineered to industry specifications by altering constituent yarns and weave patterns. Looms are generally interchangeable to weave carpet backing, geotextiles and certain agricultural fabrics. The breadth of the Company's woven product offerings was enhanced by the Chicopee Acquisition.

      Needlepunching. In 1993, the Company constructed a state-of-the-art needlepunched nonwovens fabric facility. This modern plant produces a new generation of engineered cost-effective fabrics for the geotextile, furniture construction and chemical spill cleanup markets. In February 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills to be used primarily in the manufacturing of needlepunched nonwoven fabrics used in the geotextile, carpet backing and furniture and bedding markets.

      The Company maintains a complete rigorous quality control program centered around statistical process control and customer key measures. Each stage of the process from the raw material to the final product is monitored using standard procedures and test methods which satisfy the quality control standards established by the International Standards Organization.

      The Company's production equipment is capable of manufacturing a variety of woven and nonwoven polypropylene products. This versatility enables the Company to alter the product mix within its woven and nonwoven product lines in response to market demand or to take advantage of specific profit opportunities.

      The Company's plants are run on a continuous 24-hour per day basis, seven days a week, 350 days per year. Orders are typically filled from inventory.

RESEARCH AND DEVELOPMENT

      The Company's research and market development is focused primarily on development and as such the Company engages in product design, development and performance validation to improve existing products and to create new products. The Company expended $2.9 million (approximately 1.0% of sales) and $2.8 million (approximately 1.0% of sales) on Company-sponsored research and market development activities in fiscal 1996 and fiscal 1995, respectively. As part of a recently completed strategic review, the Company expects to increase research and market development expenses in fiscal 1997 to approximately $5.2 million, of which $3.6 million has been expended through June 30, 1997.

INTERNATIONAL OPERATIONS

The Company conducts its foreign sales operations through subsidiaries in Europe and a network of distributors worldwide. In fiscal 1996, the aggregate sales (principally of construction and civil engineering products) by such foreign subsidiaries and marketing divisions were approximately $5.5 million. International sales from United States operations in fiscal 1996 were $27.8 million. Total international sales were 9.3% of consolidated net sales.

RAW MATERIALS

      Polypropylene, which is a petroleum derivative, is the basic raw material used in the manufacture of substantially all of the Company's products. The Company currently purchases polypropylene in pellet form principally from four suppliers, with Fina Oil & Chemical Company being the Company's largest supplier of polypropylene. These purchases are generally made pursuant to long-standing arrangements.

      Polypropylene purchases account for approximately 50% of the Company's cost of sales. Increases in the price of polypropylene without offsetting increases in selling prices could have a significant negative effect on the Company's results of operations and financial condition. The Company believes that the sales prices of its products will adjust over time to reflect changes in polypropylene costs. The Company has not experienced production curtailment due to shortages of polypropylene supply at any time.

REGULATION

      The Company is subject to federal, state and local laws and regulations affecting its business, including those promulgated under the Occupational Safety and Health Act and by the Environmental Protection Agency or similar agencies. Many of the Company's construction and civil engineering products have applications that are subject to building code association guidelines and specifications and highway department guidelines. Obtaining the necessary approvals can delay new product introductions in some areas. Moreover, the enactment of new legislation or the issuance of new guidelines may require the Company to modify its existing geotextile and erosion control fabric products and may also delay the Company's introduction of new geotextiles and erosion control fabric products.

      The Company's expenditures to date in connection with such federal, state and local laws and regulations have not been material to its operations. The Company believes it is currently in substantial compliance with applicable governmental regulations.

ENVIRONMENTAL COMPLIANCE

      The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. Among the many environmental requirements applicable to the Company are laws relating to air emissions, wastewater discharges and the handling, disposal or release of solid and hazardous substances and wastes. Based on continuing internal review and advice from independent consultants, the Company believes that it is currently in substantial compliance with applicable environmental requirements.

      The Company is also subject to laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. The Company is not aware of any releases for which it may be liable under CERCLA or any analogous provision.

      Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by the Company or otherwise adversely affect demand for its products. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain polypropylene products. Widespread adoption of such prohibitions or restrictions could adversely affect demand for the Company's products and thereby have a material adverse effect upon the Company. In addition, a decline in consumer preference for polypropylene products due to environmental considerations could have a material adverse effect upon the Company.

      Most of the Company's manufacturing processes are mechanical and are therefore considered to be environmentally benign. Polypropylene resins are readily recyclable, and the Company recycles post-industrial waste for certain of the its products. In addition, each of the Company's manufacturing sites has equipment and procedures for reclaiming a majority of internally generated scrap, thus reducing the amount of waste sent to local landfills. As a result, the Company does not currently anticipate any material adverse effect on its operations, financial condition or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company's business, and there can be no assurance that material environmental liabilities will not arise. It is also possible that future developments in environmental regulation could lead to material environmental compliance or cleanup costs.

PROPERTIES

      The Company operates the following principal domestic manufacturing and distribution facilities. All of the Company's owned properties are subject to liens in favor of the lenders under the Credit Facility.

                                                                       Approximate
                                                                     Square Footage  Owned or
    Location                        Principal Function                of Facility    Leased
----------------------        --------------------------------       --------------  --------
Chickamauga, Georgia          Manufacturing of carpet backing,          738,800      Owned
                              geotextiles and fibers

Dalton, Georgia               Distribution center and multi-            216,000      Owned
                              product warehouse

Ringgold, Georgia             Manufacturing of geotextiles              183,750      Owned

Chattanooga, Tennessee        Manufacturing of specialty yarns          126,432      Owned

Alto, Georgia                 Manufacturing of certain yarns             92,400      Owned

Dalton, Georgia               Needlepunching of carpet backing           44,945      Owned

Gainesville, Georgia          Manufacturing of certain fabrics          200,000      Leased

Dalton, Georgia               Woven, nonwoven and geotextile            185,000      Leased
 124 Keene Street             warehouse

                                                                       Approximate
                                                                    Square Footage   Owned or
   Location                         Principal Function               of Facility     Leased
----------------------        --------------------------------       --------------  --------
Dalton, Georgia               Geosynthetic products and fiber           168,000      Leased
 120 Keene Street             warehouse

Chickamauga, Georgia          Manufacturing of carpet backing,          143,736      Leased
                              geotextiles and fibers

Dalton, Georgia               Specialty yarn warehouse                  104,827      Leased
 Cleveland Highway

Cornelia, Georgia             Assembly of certain fabrics                76,000      Leased

Westside, Georgia             Carpet backing warehouse                   86,440      Leased

Dalton, Georgia               Carpet backing warehouse                   85,000      Leased
 North Dug Gap

Dalton, Georgia               Geosynthetic products warehouse            36,000      Leased
 Florence

Dalton, Georgia               Geosynthetic products warehouse            31,500      Leased
 1408 Coronet

Claremont, North Carolina     Nonwoven fabrics warehouse                 14,000      Leased

Tupelo, Mississippi           Nonwoven fabrics warehouse                 13,500      Leased

Chattanooga, Tennessee        Corporate support offices                   4,800      Leased
                                                                      ---------
Total                                                                 2,551,130
                                                                      =========

ORDER BACKLOG

      The Company generally sells its products pursuant to customer orders which are satisfied either out of inventory or by the manufacture and shipment of the product promptly following receipt of an order. Accordingly, the dollar amount of backlog orders believed to be firm is not significant or indicative of the Company's future sales and earnings.

EMPLOYEES

      As of September 30, 1997, the Company employed 2,562 persons in the United States, of whom 545 were salaried employees and the remainder were hourly employees. None of the Company's employees are unionized. The Company has never experienced any strikes and believes its relations with employees to be satisfactory. The Company employs 13 persons in the United Kingdom.

PATENTS AND TRADEMARKS

      The Company owns or is licensed under several United States and foreign patents. While these patents are helpful to the Company's business, it is believed that a loss of patent exclusivity would not be materially adverse to the Company's business.

      The Company has registered several of its trademarks, including FIBERGRIDS(R), FIBERMESH(R) and LANDLOK(R), with the United States Patent and Trademark office and with several foreign trademark offices.

CLAIMS AND LEGAL PROCEEDINGS

      The Company and its subsidiaries are parties to litigation arising out of their business operations. Most of such litigation involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. The Company believes such claims are adequately covered by insurance or do not involve a risk of material loss to the Company.

      Certain of the Company's officers and directors who are affiliated with the General Partner of the Partnership have been named in two putative class action lawsuits filed by a limited partner of the Partnership in connection with the dissolution of the Partnership pursuant to the Plan. The Company does not believe that the ultimate resolutions will have a material adverse effect on the Company. In the first action, filed on February 11, 1997 in the Delaware Court of Chancery and amended on June 11, 1997, the plaintiff has alleged, among other things, breach of the defendants' fiduciary duty to achieve the highest possible value for the limited partners in connection with the November 1, 1996 Initial Public Offering of the Company by failing to explore alternative transactions that could potentially threaten their positions with and control over the Company and the benefits derived therefrom. The plaintiff seeks, among other things, removal of the General Partner, dissolution of the Partnership, appointment of a receiver, rescission of certain stock option grants and employment agreements and compensatory damages in an undetermined amount. On June 25, 1997, defendants filed a motion to dismiss the amended complaint. On September 2, 1997, the plaintiff filed a motion to amend his complaint, a motion for preliminary injunction and a motion for expedited discovery. At a hearing on September 4, 1997, the court denied these motions without prejudice to the plaintiff refiling the motions at an appropriate date in the future. On September 24, 1997, the plaintiff filed renewed motions to amend his complaint, for preliminary injunction and for expedited proceedings. The plaintiff has alleged in his amended complaint, in addition to the matters alleged in his original complaint, that the Plan is unlawfully coercive and that the General Partner has allegedly failed to satisfy certain conditions precedent to the right of limited partners to amend the partnership agreement. The plaintiff seeks, among other things, to enjoin the special meeting of limited partners. The plaintiff's motion for preliminary injunction is being briefed and a hearing has been set for October 23, 1997. The second lawsuit was filed in the U.S. District Court of the Northern District of California on May 1, 1997. In connection with a letter sent by the General Partner to the limited partners, the plaintiff has alleged that the defendants have violated federal securities laws by mailing a proxy solicitation to the limited partners without first filing with the Commission, mailing out the solicitation without filing or disseminating a proxy statement and failing to disclose numerous material facts in the solicitation. The complaint seeks an injunction to remedy the alleged violations of securities regulations and a declaratory judgment stating that the defendants violated securities regulations. On May 23, 1997, the plaintiff filed a motion for a preliminary injunction. By order dated August 4, 1997, the plaintiff's motion was denied. The plaintiff filed a notice of appeal of the August 4, 1997 order on August 15, 1997. On September 26, 1997, the plaintiff moved to voluntarily dismiss the appeal. On October 1, 1997, the plaintiff filed an ex parte motion to amend his complaint and an ex parte motion for a temporary restraining order, a preliminary injunction and expedited discovery. The plaintiff has alleged in his amended complaint, in addition to the matters in his original complaint, various federal securities and proxy violations allegedly arising out of the joint proxy statement and prospectus. The plaintiff has also added the Company as a named defendant. The plaintiff seeks, among other things, to restrain the further solicitation of proxies in connection with the Plan, to enjoin the special meeting of limited partners and unspecified damages. The Partnership is a principal stockholder of the Company and certain members of the Company's management control the General Partner.
See "Certain Relationships and Related Transactions."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

      The following table sets forth certain information concerning each of the executive officers and directors of the Company:

              Name                        Age                     Position and Offices Held
 ---------------------------------  --------------  ---------------------------------------------------------
 Leonard Chill . . . . . . . . .          64        President, Chief Executive Officer and Director

 Joseph F. Dana  . . . . . . . .          50        Chief Operating Officer, General Counsel and Director

 Joseph Sinicropi  . . . . . . .          43        Chief Financial Officer and Secretary

 W. Wayne Freed  . . . . . . . .          61        Vice President -- Market Development

 Ralph Kenner  . . . . . . . . .          53        Vice President -- Manufacturing

 C. Ted Koerner  . . . . . . . .          48        Vice President -- General Manager Construction/Civil
                                                    Engineering Products Group

 John Michael Long . . . . . . .          54        Vice President -- General Manager Technical Textiles
                                                    Group

 William Gardner Wright, Jr. . .          68        Vice President -- General Manager Carpet Backing
                                                    Division

 Robert J. Breyley . . . . . . .          68        Vice President -- Fibermesh(R) Division

 Bobby Callahan  . . . . . . . .          54        Controller

 W.O. Falkenberry, Jr. . . . . .          54        Vice President -- Human Resources

 Richard E. Hingson  . . . . . .          42        Vice President -- Technical Services

 Lee J. Seidler (1)  . . . . . .          62        Director

 William J. Shortt (1) . . . . .          72        Director

 Robert L. Voigt (1) . . . . . .          78        Director


---------------------------

(1)   Member of Compensation Committee and Audit Committee.


      Directors of the Company are elected each year at the annual meeting of stockholders. The Company's officers serve at the discretion of the Board.

      Leonard Chill joined the Company in December 1973 as President and was appointed Chief Executive Officer in 1986. He has been a director since 1986. From 1967 until joining the Company, he held a number of positions with Thiokol Corporation in its Fibers Division, including that of General Manager. Mr. Chill is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P., the entity which is the sole general partner of the general partner of the Partnership. See "The Company". In addition, Mr. Chill is a director of Synthetic Textiles Ltd.

      Joseph F. Dana was appointed Chief Operating Officer and General Counsel on July 1, 1997. Prior to joining the Company, Mr. Dana had been engaged in the private practice of law for over twenty years and had been a member of the law firm Watson & Dana, LaFayette, Georgia, since its formation in 1978, serving as general counsel to the Company since 1987. He has been a Director since 1993.

      Joseph Sinicropi joined the Company in 1995 as Chief Accounting Officer. He was named Chief Financial Officer and Secretary in February 1996. Prior to joining the Company, he was an audit senior manager in the international accounting firm of Deloitte & Touche LLP from 1985 to 1995.

      W. Wayne Freed joined the Company in 1981 and became Vice President -- Market Development in 1987. Prior thereto, he had 28 years experience in the textile industry. Mr. Freed is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

      Ralph Kenner has been Vice President -- Manufacturing since 1984. He joined the Company in 1974 as Director, Industrial Relations and served in that capacity until 1976. In 1976, he was appointed Plant Manager and served in that capacity until 1984. Mr. Kenner is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

      C. Ted Koerner joined the Company in 1990 and became Vice President -- Construction Products Division in 1993. He was named Vice President -- General Manager of the Construction/Civil Engineering Products Group in 1995. Prior thereto, Mr. Koerner was an engineer with the Ohio Department of Transportation; a sales engineer, product supervisor and regional engineer with Armco Steel Corporation; and a sales manager with National Seal Company.

      John Michael Long was Vice President -- Nonwoven Fabrics from 1991 to 1996 at which time he was named Vice President -- General Manager of the Technical Textiles Group. Prior thereto, he held a variety of managerial positions with Spartan Mills, a manufacturer of nonwoven geotextile fabrics. During his last five years at Spartan, he was Vice President and General Manager.

      William Gardner Wright, Jr. was Vice President -- Marketing and Sales from 1983 to 1996 at which time he was named Vice President-General Manager of the Carpet Backing Division. From 1977 until 1983, he was President of Synca Marketing Corp., a textile sales agency which served as a sales agent for the Company's primary carpet backing, as well as the products of other manufacturers. Mr. Wright is a director of the Sun Trust Bank of Northwest Georgia. Mr. Wright is also the sole director and sole stockholder of one of the general partners of Synthetic Management G.P.

      Robert J. Breyley joined the Company in 1984 and became Vice President -- Fibermesh(R) Division in December 1984. Prior thereto, he held a variety of managerial positions with Master Builders, Inc., a leading concrete admixtures supplier. During his last six years with Master Builders, he was Senior Vice President of Sales and Marketing.

      Bobby Callahan joined the Company in 1977 and has been Controller since 1980. Prior thereto, he held a variety of financial management positions in the carpet industry.

      W.O. Falkenberry, Jr. joined the Company in 1993 as Vice President -- Human Resources. Prior thereto, he was Director of Human Resources with the Champion Products Division of the Sara Lee Corporation from 1989 to 1993.

      Richard E. Hingson joined the Company in 1984 as Quality Control Manager and became Technical Director in 1989. He was promoted to Vice President - Technical Services in 1997. Prior thereto, he held a variety of managerial positions with Amoco Fabrics Company, a producer of polypropylene and polyethylene yarns and fabrics.

      Lee J. Seidler was professor of accounting and Price Waterhouse professor of auditing at New York University. Dr. Seidler was Senior Managing Director at Bear, Stearns & Co. Inc. from 1981 to 1989. He is presently associated with Bear, Stearns & Co. Inc. as Managing Director Emeritus. Dr. Seidler is a director of the Shubert Foundation, The

Shubert Organization, and Players International, Inc. and has been a director of SafeCard Services, Inc. and Eastbank, N.A. He has been a Director since 1993.

      William J. Shortt retired from Johnson & Johnson in 1989. From 1977 to 1989, he was Director of Government and Trade Relations, Southeast at Johnson & Johnson. Mr. Shortt has also been a director of Standard Telephone Company, Standard Group Inc., and First National Bank of Habersham. He has been a Director since 1993.

      Robert L. Voigt served as a consultant to Dixie Yarns Inc. from 1985 until his retirement at the end of 1991. Mr. Voigt also served as a director of Dixie Yarns, Inc. from 1981 to 1987. He has been a Director since 1993.

      Each of the executive officers, except Mr. Breyley and Mr. Hingson, has an Employment Agreement with the Company. There are no family relationships between any of the above officers or directors of the Company.

DIRECTORS' COMPENSATION

      Outside directors receive $15,000 per annum for services as a director and $800 per meeting attended. Directors who are members of management do not receive any meeting attendance fees or additional compensation for service as a director or service on committees of the Board. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees on which they serve.

      Under the Company's 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), Messrs. Dana, Seidler, Shortt and Voigt were granted non-qualified stock options (the "Directors' Options") to purchase 28,906, 57,813, 19,271 and 19,271 shares of Common Stock, respectively. The Directors' Plan does not provide for any further grants of options thereunder.

      The purchase price of the shares of Common Stock subject to the Directors' Options was determined by reference to the fair market value of the Common Stock, as determined by the Compensation Committee, at the time Messrs. Dana, Seidler, Shortt and Voigt became members of the Board. As of October 1, 1996, 100% of the number of shares of Common Stock subject to each Director Option are vested and are exercisable. As a Company employee, Mr. Chill is not eligible to participate in the Directors' Plan. In the event that the outstanding shares of Common Stock are changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares and the like, or dividends payable in Common Stock, an appropriate adjustment shall be made by the Committee in the aggregate number of shares of Common Stock available under the Directors' Plan and in the number of shares and price per share subject to outstanding Directors' Options. The term of each Directors' Option is ten years from the date of grant.

BOARD COMMITTEES

      The Board has established a Compensation Committee, composed of Messrs. Seidler, Shortt and Voigt, which establishes salary, incentives and other forms of compensation and administers the Company's 1994 Stock Option Plan and 1996 Stock Option Plan and other incentive compensation and benefit plans applicable to the Company's officers. The Board has also established an Audit Committee, composed of Messrs. Seidler, Shortt and Voigt, which recommends to the Board the selection of independent auditors, and reviews the scope and results of the audit and other services provided by the independent auditors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of October 24, 1997 by: (i) each stockholder known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) all executive officers and directors of the Company as a group; and (v) the Selling Stockholders as a group. Unless otherwise indicated, the address for each officer, director and 5% stockholder is c/o Synthetic Industries, Inc., 309 LaFayette Road, Chickamauga, Georgia 30707.

                                                                   Shares Beneficially    Shares
                                                                     Owned Prior to       Being     Shares Beneficially
                                                                         Offering        Offered   Owned After Offering
                  Name                                               Number     Percent               Number     Percent
                  ----                                               ------     -------               ------     -------
5% STOCKHOLDERS:
Synthetic Industries, L.P.  . . . . . . . . .    2,781,250 (1)          30.83%      -       2,781,250              30.83%
The Crabbe Huson Group, Inc.(2) . . . . . . .      597,300 (2)           6.62%      -         597,300               6.62%

NAMED EXECUTIVE OFFICERS:
Leonard Chill . . . . . . . . . . . . . . . .      109,875 (3)(4)(5)    *           -         109,875 (3)(4)(5)    *
W. Wayne Freed  . . . . . . . . . . . . . . .       44,921 (3)(4)(5)    *           -          44,921 (3)(4)(5)    *
William Gardner Wright, Jr. . . . . . . . . .       44,921 (3)(4)(5)    *           -          44,921 (3)(4)(5)    *
Ralph Kenner  . . . . . . . . . . . . . . . .       44,921 (3)(4)(5)    *           -          44,921 (3)(4)(5)    *
Robert J. Breyley . . . . . . . . . . . . . .        7,894 (4)(6)       *           -           7,894 (4)(6)       *

DIRECTORS:
Joseph F. Dana  . . . . . . . . . . . . . . .       28,906 (4)          *           -          28,906 (4)          *
Lee J. Seidler  . . . . . . . . . . . . . . .       57,813 (4)          *           -          57,813 (4)          *
William J. Shortt . . . . . . . . . . . . . .       19,271 (4)          *           -          19,271 (4)          *
Robert L. Voigt . . . . . . . . . . . . . . .       19,271 (4)          *           -          19,271 (4)          *

All executive officers and directors as a
   group (14 persons)(5)(6)(7) . . . . . . .       430,387               4.77%      -         430,837               4.77%

SELLING STOCKHOLDERS:
All Selling Stockholders as a group (__
   persons)(8) . . . . . . . . . . . . . . .     2,928,713              32.46%    2,928,713         -                  -


---------------------

*     Less than 1.0%.

(1) Pursuant to the Plan, the 2,781,250 shares of Common Stock held by the Partnership will be distributed beginning 180 days following the completion of this Offering. See "The Plan of Withdrawal and Dissolution -- The Dissolution and Distribution." No individual Limited Partner will receive in the aggregate more than 14,132 shares of Common Stock in the Distribution

(2) The business address for The Crabbe Huson Group, Inc. is 121 S.W. Morrison, Suite 1400, Portland, Oregon 97204. Information regarding The Crabbe Huson Group, Inc. has been obtained by the Company from a Questionnaire for Directors, Officers and Certain Stockholders of Synthetic Industries, Inc. dated August 11, 1997. The Crabbe Huson Group, Inc. does not directly own any shares of Common Stock. It has shared voting and investment power over 597,300 shares of Common Stock.

(3) Includes 9,632 shares as to which such person may be deemed to have beneficial ownership as a result of his indirect beneficial ownership of 0.1666% of a partnership interest in the Partnership.

(4) Includes shares of Common Stock subject to options exercisable within 60 days, as follows: Leonard Chill-- 100,243 shares; W. Wayne Freed-- 35,289 shares; William Gardner Wright, Jr.-- 35,289 shares; Ralph Kenner-- 35,289 shares; Robert J. Breyley-- 7,204 shares; Joseph F. Dana-- 28,906 shares; Lee J. Seidler-- 57,813 shares; William J. Shortt-- 19,271 shares; Robert L. Voigt-- 19,271 shares.

(5) Does not include 2,781,250 shares (other than the 9,632 shares described in footnote 3 above) as to which Messrs. Chill, Wright, Kenner and Freed may be deemed to have beneficial ownership by virtue of their indirect control of the Partnership. See "Certain Relationships and Related Transactions".

(6) Includes 630 shares as to which Mr. Breyley may be deemed to have beneficial ownership as a result of his indirect beneficial ownership of 0.0109% of a partnership interest in the Partnership.

(7) Does not include (i) an aggregate of 27,240 shares of Common Stock subject to options exercisable within 60 days that are owned by employees of the Company other than the executive officers and (ii) an aggregate of 396,559 shares of Common Stock subject to options that are not exercisable within 60 days that are owned by directors, officers and employees of the Company. Includes an aggregate of 38,528 shares as to which Messrs. Chill, Wright, Kenner and Freed may be deemed to have beneficial ownership as a result of their indirect beneficial ownership of 0.1666% each of a partnership interest in the Partnership.

(8) All of the Selling Stockholders are current or former Limited Partners. Each of the Selling Stockholders is offering the entire amount of the Shares owned by such Selling Stockholder prior to the Offering. Please see Appendix A for a list of the individual Selling Stockholders and the number of shares of Common Stock offered for the account of each Selling Stockholder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The General Partner is the sole general partner of the Partnership. Synthetic Management G.P. is the sole general partner of SI Management L.P. By virtue of these relationships, Synthetic Management G.P. controls the management and affairs of the Partnership. The Partnership owns 2,871,250 shares, or approximately 33%, of the issued and outstanding shares of Common Stock.

      The general partners of Synthetic Management G.P. are the following five Delaware corporations: Chill Investments, Inc., Beckman Investments, Inc., Freed Investments, Inc., Kenner Investments, Inc. and W.G. Wright Investments, Inc. Each of Messrs. Chill, Beckman, Freed, Kenner and Wright is the sole director and the sole stockholder of one of Synthetic Management G.P.'s general partners. For further information concerning Messrs. Chill, Freed, Kenner and Wright, see "Management--Executive Officers and Directors of the Company."

      Pursuant to the Plan, the Company agreed to advance to the Partnership all of the Partnership's costs and expenses necessary to complete the Plan.
The Partnership has agreed to reimburse the Company by delivering up to 71,287 shares of Common Stock to the Company. If at the time of the final distribution of the Partnership's shares of Common Stock to the remaining Limited Partners the aggregate expenses actually incurred is greater than $1.8 million, the Company shall not be entitled to any reimbursement of the difference between $1.8 million and the actual amount of expenses incurred.
The Company shall bear the costs and expenses, estimated to be $________________________, associated with this Offering. Underwriting discounts and commissions in connection with this Offering will be allocated on a pro rata basis among the Selling Stockholders and the Company in accordance with the number of shares of Common Stock sold by each Selling Stockholder and the Company. The above description is qualified in its entirety by reference to the Agreement and Plan of Withdrawal and Dissolution, a copy of which was filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-________), of which this Prospectus is a part.

      Lee J. Seidler, a director of the Company, is presently associated with Bear, Stearns & Co. Inc. ("Bear Stearns") as Managing Director Emeritus and from time to time receives fees in connection with consulting and referral services to Bear Stearns, including the Initial Public Offering and the offering of $170,000,000 aggregate principal amount of 9 1/4% senior subordinated notes due 2007. Dr. Seidler has received from Bear Stearns in connection with such services approximately $200,000 since the beginning of the Company's fiscal year.

      Jon P. Beckman, a former executive officer of the Company and an affiliate of the General Partner, is being retained as a consultant to the Company. Pursuant to his consulting agreement with the Company, Mr. Beckman will receive, until January 31, 2000, or upon earlier termination of his consulting agreement, $125,000 per year and various insurance coverages, and will be authorized to exercise all stock options awarded to him, subject to applicable vesting provisions. Under this agreement, Mr. Beckman is required to provide the Company with 20 hours of consultation per month, has released the Company from any liability resulting from his employment and has also agreed not to compete against the Company.

      The Company leases office space under a five-year lease with William Gardner Wright, Jr., one of the Company's executive officers. The term of the lease expires on September 30, 1998 and the rent is approximately $4,000 per month, which the Company believes is within prevailing market rates.

      Pursuant to a licensing agreement with the Company, W. Wayne Freed, an executive officer of the Company, receives royalties related to the manufacture and sale of a certain product for which Mr. Freed owns all of the U.S. and foreign patents. Under this agreement, Mr. Freed received royalties of $3,079 and $12,269 in fiscal 1995 and 1996, respectively, and will continue to receive such royalties until 2012 or the earlier termination of the license agreement.

      During fiscal 1996 and 1997, the Company paid legal fees totaling approximately $232,000 and $219,000 respectively, to the law firm of Watson & Dana. Until May 21, 1997, Mr. Dana, a director of the Company, was a member of Watson & Dana and a member of the Compensation Committee. Effective May 21, 1997, Mr. Dana became employed as Chief Operating Officer and General Counsel of the Company.

                     THE PLAN OF WITHDRAWAL AND DISSOLUTION

THE WITHDRAWAL ELECTION AND THE OFFERING

      The Plan was approved by the Limited Partners on October 24, 1997. The Plan provided for the distribution by the Partnership of the 5,781,250 shares of Common Stock then owned by the Partnership in two separate phases: (i) the withdrawal (the "Withdrawal") by Limited Partners from the Partnership of the 2,928,713 shares of Common Stock (the "Withdrawn Shares") underlying their partnership interest and the offer and sale of the Withdrawn Shares hereby, and
(ii) the subsequent dissolution of the Partnership through one to three liquidating distributions (each, a "Distribution"), each 180 days apart, of the 2,781,250 shares of Common Stock remaining in the Partnership after the Withdrawal (the "Remaining Shares"). All Withdrawn Shares were required to be included in the Offering. In the event that the Offering is completed only in part, the unsold Withdrawn Shares will be distributed to the Selling Stockholders 180 days following the closing of the Offering.

      The price at which the Shares will be sold in this Offering will be determined by a pricing committee (the "Pricing Committee") that will consist of Leonard Chill, who is both an officer and director of the Company and a representative of the general partner of the Partnership, and William J. Shortt and Robert L. Voigt, both of whom are outside directors of the Company. The Pricing Committee will use its best efforts to obtain the best price for the Shares being sold, taking into account the recommendation of the Underwriters, as well as recent market prices for the Common Stock, discounts from market price normally encountered in comparable underwritten secondary offerings, information from the Underwriters regarding the recent demand for the Common Stock, general market conditions and any other factors the Pricing Committee deems appropriate. The Pricing Committee will have the sole authority to set the price for the Shares and will have the authority not to proceed with this Offering if the Underwriters are unable to consummate this Offering at a public offering price that the Pricing Committee believes, in its discretion, is reasonable, taking into account the aforementioned factors.

THE DISSOLUTION AND DISTRIBUTION

      The Plan provides for the dissolution of the Partnership (the "Dissolution") by the orderly distribution over time of the Remaining Shares after (i) the completion of the Withdrawal and (ii) the satisfaction of any remaining liabilities and expenses of the Partnership. The Dissolution will be effected by one to three Distributions of the Remaining Shares. The first Distribution will take place on the 180th day after the completion of the Offering. The second Distribution, if needed, will occur on the 180th day following the first Distribution, and the balance of the Remaining Shares, if any, will be distributed in a third Distribution on the 180th day following the second Distribution. The number of Remaining Shares to be distributed in the first and second Distributions will be equal to 25% of the total number of shares of Common Stock owned by the public (the "Public Shares") at the time of each such Distribution or, if it is less, the total number of Remaining Shares. The Public Shares are equal to the total number of shares of Common Stock outstanding at the time of the relevant Distribution, less the Remaining Shares not yet distributed. Under certain conditions, the Company has the right under the Plan to require the General Partner to accelerate the Dissolution and distribute in a single distribution all the Remaining Shares then held by the Partnership.

      For a complete description of the Plan, please see the Agreement and Plan of Withdrawal and Dissolution, a copy of which has been filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-___), of which this Prospectus is a part.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company currently consists of 25,000,000 shares of Common Stock, par value $1.00 per share, of which 8,656,250 shares are issued and outstanding.

COMMON STOCK

      Each share of Common Stock is entitled to share equally in dividends if, as, and when declared by the Board and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to the holders of the Common Stock.
Each holder of Common Stock is entitled to one vote per share for all purposes. The holders of Common Stock have no preemptive rights and there is no cumulative voting, redemption right or right of conversion with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Board is authorized to issue additional shares of Common Stock within the limits authorized by the Certificate of Incorporation and without stockholder action.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), including payment in advance of a final disposition of a director's or officers' expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

      The Certificate of Incorporation requires that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. The provisions requiring stockholders to take action only at a duly called annual or special meeting may be amended, altered or repealed only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of voting stock of the Company.

SECTION 203 OF THE DGCL

      Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation or by-laws. The Company has not opted out of Section 203 of the DGCL and thus is subject to this provision which could render more difficult or discourage a merger, tender offer or other similar transaction.

REGISTRATION RIGHTS

      In connection with the Initial Public Offering, the Company and the Partnership entered into a Registration Rights Agreement pursuant to which the Company agreed that upon request of the Partnership the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the Partnership and as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. The above description is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which was filed as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-______), of which this Prospectus is a part. The Partnership, however, is subject to a lock-up agreement with the underwriters of the Initial Public Offering pursuant to which the Partnership agreed not to offer, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into, exercisable for or exchangeable for Common Stock) without the consent of Bear, Stearns & Co. Inc. for a period of 270 days after November 1, 1996, and thereafter, until December 1, 1997, only pursuant to an underwriting public offering.

TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Common Stock is BankBoston.



                                  UNDERWRITING

      The Underwriters named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc. is acting as Representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the aggregate number of shares of Common Stock set forth opposite their names below:

      Underwriters                                                  Number of Shares
      ------------                                                  ----------------
      Bear, Stearns & Co. Inc. .............................





             Total .........................................           3,000,000

      The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The nature of the obligations of the Underwriters is such that they are committed to purchase all of the shares of Common Stock offered hereby if any are purchased.

      The Representative has advised the Company and the Selling Stockholders that the Underwriters propose initially to offer the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow a selected dealer concession of not more than $____ per share, and the Underwriters may allow, and such dealers may reallow, concessions not in excess of $____ per share to certain other dealers. After the public offering, the public offering price and concessions and reallowances to dealers may be changed by the Representative.

      The Company has granted an option to the Underwriters, exercisable at any time during the 30-day period after the date of this Prospectus, to purchase from the Company up to an additional 450,000 shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's purchase obligations set forth in the foregoing table.

      The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or will contribute to payments the Underwriters may be required to make in respect thereof.

      Each of the Selling Stockholders, the Partnership, the Company and its executive officers, senior management and directors have entered into certain "lock-up" agreements with the Underwriters with respect to the sale of the shares of Common Stock. Under these "lock-up" agreements, each of the Selling Stockholders, the Partnership, the Company and its executive officers, senior management and directors has agreed not to offer, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into, exercisable for or exchangeable for Common Stock) without the consent of the Representative for a period of 180 days after the date of this Prospectus, except with respect to transfers made by officers, senior managers or directors as gifts, provided that the donee agrees to be bound by the foregoing restrictions, and except that the Company may issue shares of Common Stock upon the exercise of options granted under its stock option plans. After the expiration of the "lock-up" agreements, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock that they hold subject to the provisions of applicable securities laws.

      In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Stockholders. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NNM or otherwise and, if commenced, may be discontinued at any time.

      In connection with the Offering, certain Underwriters (and selling group members) may engage in passive market making transactions in the Common Stock on NNM in accordance with Rule 103 of Regulation M under the Exchange Act.
Rule 103 permits, upon the satisfaction of certain conditions, underwriting and selling group members participating in a distribution that are also registered NNM market makers in the security being distributed (or a related security) to engage in limited passive market making transactions during the period when Regulation M would otherwise prohibit such activity. In general, a passive market maker may not bid for or purchase a security at a price that exceeds the highest independent bid for those securities by a person that is not participating in the distribution and must identify its passive market making bids on the NNM electronic inter-dealer reporting system. In addition, the net daily purchases made by a passive market maker generally may not exceed 30% of such market maker's average daily trading volume in the security for the two full consecutive calendar months (or any 60 consecutive days ending within 10 days) immediately preceding the date of filing of the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Shares will be passed upon for the Company and the Selling Stockholders by King & Spalding, New York, New York. Paul, Hastings, Janofsky & Walker LLP (a limited liability partnership, including professional corporations), New York, New York, has acted as counsel to the Underwriters in connection with the Offering.

                                    EXPERTS

         The Consolidated Financial Statements as of September 30, 1996 and 1995 and for each of the three fiscal years in the period ended September 30, 1996, appearing in this Prospectus and Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the"Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, D.C. 20006.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed by the Company with the Commission and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that previously were, or are required in the future to be, filed with the Commission (File No. 33-11479) pursuant to the Exchange Act are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1996;

         (ii) the Company's Quarterly Reports on Form 10-Q for each of the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997; and

         (iii) all documents filed by the Company pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents.
Written or oral requests for such copies should be directed to Joseph Sinicropi, Chief Financial Officer and Secretary, Synthetic Industries, Inc., 309 LaFayette Road, Chickamauga, Georgia 30707, telephone (706) 375-3121.

                           SYNTHETIC INDUSTRIES, INC.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS:

(1) Consolidated Financial Statements as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996.

                                                                           Page
                                                                           ----
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . F-2
         Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . . . F-3
         Consolidated Statements of Operations  . . . . . . . . . . . . . . F-4
         Consolidated Statements of Changes in Stockholder's Equity . . . . F-5
         Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . F-6
         Notes to Consolidated Financial Statements . . . . . . . . . . . . F-7

(2) Unaudited Consolidated Financial Statements as of June 30, 1997 and 1996 and for the three and nine month periods then ended.

         Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . .  F-17
         Consolidated Statements of Operations  . . . . . . . . . . . . .  F-18
         Consolidated Statements of Cash Flows  . . . . . . . . . . . . .  F-19
         Notes to Consolidated Financial Statements . . . . . . . . . . .  F-20

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders of
Synthetic Industries, Inc.
Chickamauga, Georgia

         We have audited the accompanying consolidated balance sheets of Synthetic Industries, Inc. and its subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Synthetic Industries, Inc. and subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

New York, New York
November 12, 1996

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 September 30,
                                                                           -------------------------
                                ASSETS                                         1996           1995
                                                                           ----------      ---------
CURRENT ASSETS:
   Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      101      $     108
   Accounts receivable, net (Note 4) . . . . . . . . . . . . . . . . .         48,165         47,947
   Inventory (Note 5)  . . . . . . . . . . . . . . . . . . . . . . . .         39,142         45,597
   Other current assets (Note 6) . . . . . . . . . . . . . . . . . . .         14,655         14,708
                                                                           ----------      ---------
       TOTAL CURRENT ASSETS  . . . . . . . . . . . . . . . . . . . . .        102,063        108,360

PROPERTY, PLANT AND EQUIPMENT, net (Note 7)  . . . . . . . . . . . . .        137,974        116,729

OTHER ASSETS (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . .         84,021         87,211
                                                                           ----------      ---------
                                                                           $  324,058      $ 312,300
                                                                           ==========      =========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . .     $   20,227      $  24,021
   Accrued expenses and other current liabilities  . . . . . . . . . .          9,669          7,378
   Income taxes payable (Note 11)  . . . . . . . . . . . . . . . . . .          1,407          1,455
   Interest payable  . . . . . . . . . . . . . . . . . . . . . . . . .          6,024          6,427
   Current maturities of long-term debt (Note 9) . . . . . . . . . . .            659             40
                                                                           ----------      ---------
       TOTAL CURRENT LIABILITIES   . . . . . . . . . . . . . . . . . .         37,986         39,321

LONG-TERM DEBT (Note 9)  . . . . . . . . . . . . . . . . . . . . . . .        194,353        192,048

DEFERRED INCOME TAXES (Note 11)  . . . . . . . . . . . . . . . . . . .         25,875         23,175


COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (Note 3):
       Common stock (par value $1.00 per share; authorized, 25,000,000
         shares; issued and outstanding, 5,781,250 shares) . . . . . .          5,781          5,781
       Additional paid-in capital  . . . . . . . . . . . . . . . . . .         63,519         63,519
       Cumulative translation adjustments  . . . . . . . . . . . . . .             15             29
       Deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (3,471)       (11,573)
                                                                           ----------      ---------

       TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . .         65,844         57,756
                                                                           ----------      ---------

                                                                           $  324,058      $ 312,300
                                                                           ==========      =========

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               Fiscal Year Ended September 30,
                                                      ------------------------------------------------
                                                            1996             1995             1994
                                                      --------------    -------------   --------------
Net sales . . . . . . . . . . . . . . . . . . . .  .  $      299,532   $      271,427   $      234,977
                                                      --------------    -------------   --------------
Costs and expenses:

   Cost of sales   . . . . . . . . . . . . . . . . .         208,321          194,706          152,305
   Selling expenses    . . . . . . . . . . . . . . .          27,488           24,273           21,815
   General and administrative expenses   . . . . . .          22,657           21,195           17,588
   Amortization of excess of purchase price over net
      assets acquired and other intangibles  . . . .           2,592            2,566            2,499
                                                      --------------   --------------   --------------
                                                             261,058          242,740          194,207
                                                      --------------   --------------   --------------
   Operating income  . . . . . . . . . . . . . . . .          38,474           28,687           40,770
                                                      --------------   --------------   --------------

Other expenses:
   Interest expense, net . . . . . . . . . . . . . .          22,773           22,514           20,011
   Amortization of deferred financing costs  . . . .             699              737              739
                                                      --------------   --------------   --------------
                                                              23,472           23,251           20,750
                                                      --------------   --------------   --------------
Income before provision for income taxes   . . . . .          15,002            5,436           20,020

Provision for income taxes (Note 11)   . . . . . . .           6,900            3,500            8,600
                                                      --------------   --------------   --------------
NET INCOME   . . . . . . . . . . . . . . . . . . . .  $        8,102   $        1,936   $       11,420
                                                      ==============   ==============   ==============
Net income per common share (Note 3)   . . . . . . .  $         1.37   $          .33   $         1.93
                                                      ===============  ==============   ==============
Weighted average shares outstanding  . . . . . . . .       5,930,502        5,930,502        5,930,502
                                                      ==============   ==============   ==============


                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                       Cumulative
                                                   Additional paid-    translation
                                     Common Stock     in capital       adjustments        Deficit           Total
                                     -----------     -----------      ------------     -----------      ------------
Balance, October 1, 1993 (Note 3) .  $     5,781     $    63,519      $        52      $   (24,929)     $    44,423

Net income  . . . . . . . . . . . .           --              --               --           11,420           11,420

Foreign currency translation  . . .           --              --              (26)              --              (26)
                                     -----------     -----------      -----------      -----------      -----------

Balance, September 30, 1994 . . . .        5,781          63,519               26          (13,509)          55,817

Net income  . . . . . . . . . . . .           --              --               --            1,936            1,936

Foreign currency translation  . . .           --              --                3               --                3
                                     -----------     -----------      -----------      -----------      -----------
Balance, September 30, 1995 . . . .        5,781          63,519               29          (11,573)          57,756

Net income  . . . . . . . . . . . .           --              --               --            8,102            8,102

Foreign currency translation  . . .           --              --              (14)              --              (14)
                                     -----------     -----------      -----------      -----------      -----------
Balance, September 30, 1996 . . . .  $     5,781     $    63,519      $        15      $    (3,471)     $    65,844
                                     ===========     ===========      ===========      ===========      ===========

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (IN THOUSANDS OF DOLLARS)

                                                                                     Year Ended September 30,
                                                                          -----------------------------------------------
                                                                                 1996              1995             1994
                                                                          ------------      ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income  . . . . . . . . . . . . . . . . . . . . . . .           $      8,102      $      1,936     $     11,420
      Adjustments to reconcile net income to net cash provided
         by (used in) operations:
      Depreciation and amortization . . . . . . . . . . . . . . . .             16,299            14,937           12,390
      Deferred income taxes . . . . . . . . . . . . . . . . . . . .              3,400              (355)           3,830
      Provision for bad debts . . . . . . . . . . . . . . . . . . .              1,024             3,363              217
      Loss on disposal of equipment . . . . . . . . . . . . . . . .                 --                --              266
      Change in assets and liabilities:   . . . . . . . . . . . . .
        Increase in accounts receivable . . . . . . . . . . . . . .             (1,247)          (12,212)          (2,861)
        Decrease (increase) in inventory  . . . . . . . . . . . . .              6,451           (13,076)          (7,255)
        Increase in other current assets  . . . . . . . . . . . . .               (647)           (1,469)            (632)
        (Decrease) increase in accounts payable . . . . . . . . . .             (3,801)            5,254            5,348
        Increase in accrued expenses and other current  . . . . . .
              liabilities . . . . . . . . . . . . . . . . . . . . .              2,291               434              533
        (Decrease) increase in income taxes payable . . . . . . . .                (48)              973              482
        (Decrease) increase in interest payable . . . . . . . . . .               (403)              180              224
                                                                          ------------      ------------     ------------
              Cash provided by (used in) operating activities . . .             31,421               (35)          23,962
                                                                          ------------      ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment  . . . . . . . . . . . .            (29,253)          (13,313)         (31,866)
                                                                          ------------      ------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings under term loan  . . . . . . . . . . . . . . . . .             19,500            11,000               --
      Repayments under term loan  . . . . . . . . . . . . . . . . .               (500)           (6,000)          (6,000)
      Net (repayment) borrowings under revolving credit line  . . .            (20,734)            8,598           13,802
      Payment of capital lease obligation and other
        long term debt  . . . . . . . . . . . . . . . . . . . . . .               (342)              (36)             (31)
      Deferred financing costs  . . . . . . . . . . . . . . . . . .               (101)             (221)              --
                                                                          ------------      ------------     ------------
        Cash (used in) provided by financing activities . . . . . .             (2,177)           13,341            7,771
        Effect of exchange rate changes on cash . . . . . . . . . .                  2                (2)              (3)
                                                                          ------------      ------------     -------------
NET DECREASE IN CASH  . . . . . . . . . . . . . . . . . . . . . . .                 (7)               (9)            (136)
CASH AT BEGINNING OF YEAR . . . . . . . . . . . . . . . . . . . . .                108               117              253
                                                                          ------------      ------------     ------------
CASH AT END OF YEAR . . . . . . . . . . . . . . . . . . . . . . . .       $        101      $        108     $        117
                                                                          ============      ============     ============

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
    Cash paid during the year for:
Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $     23,176      $     22,334     $     19,787
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .              3,548             2,882            3,901
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
Capital lease obligation incurred for purchase of equipment . . . .       $      5,000      $         --     $         --


                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.       ORGANIZATION

         Synthetic Industries, Inc., a Delaware corporation (the "Company"), manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The Company's diverse mix of products are marketed to the floor covering, construction and technical textile markets for such end-use applications as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics. The Company manufactures and sells more than 2,000 products in over 65 end-use markets predominantly in North America, Europe and the Far East.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

         Revenue from product sales is recognized at the time of shipment.

FOREIGN CURRENCY TRANSLATION

         The assets and liabilities of foreign subsidiaries are translated at the fiscal year-end rates of exchange, and the results of operations are translated at the average rates of exchange for the years presented. Gains or losses resulting from translating foreign currency financial statements are accumulated in the cumulative translation adjustments account in the stockholder's equity section of the accompanying consolidated balance sheets. Foreign currency transaction gains and losses are included in results of operations. Foreign currency realized and unrealized gains and losses for the years presented were not material.

INVENTORY

         Inventory is stated at the lower of cost, determined using the first-in, first-out method, or market.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method based on estimated useful lives, as follows:

         Building and improvements . . . . . . . . . . . . . . .    25 years
         Machinery and equipment     . . . . . . . . . . . . . .    14 years

         Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Expenses for repairs, maintenance and renewals are charged to operations as incurred. Expenditures which improve an asset or extend its useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



         Capitalized interest is charged to machinery and equipment and amortized over the lives of the related assets. Interest capitalized during fiscal 1996, 1995 and 1994 was $392, $729 and $283, respectively.

INCOME TAXES

         The Company accounts for income taxes using an asset and liability approach in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

         The excess of purchase price over net assets acquired is amortized on a straight-line basis over a period of 40 years. Excess of purchase price over net assets acquired is assessed for recoverability on a regular basis. In evaluating the value and future benefits of goodwill, its carrying value would be reduced by the excess, if any, of the balance over management's best estimate of undiscounted future operating income before amortization of the related intangible assets over the remaining amortization period.

DEFERRED FINANCING COSTS AND INTANGIBLE ASSETS

         Deferred financing costs are amortized over periods from 5 to 12 years. Intangible assets consist primarily of a Fibermesh(R) trademark and patents on civil engineering products, which are amortized on a straight-line basis over 40 and 15 years, respectively.

NET INCOME PER SHARE

         Net income per share was computed by dividing net income by the weighted average number of common shares and common equivalent shares outstanding during each period, as adjusted for the stock splits. Common equivalent shares include options calculated using the treasury stock method. Retroactive restatement has been made to all share and per share amounts for the 115,741-for-1 stock split effective October 30, 1996 (Note 3).

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for financial statements for fiscal years beginning after

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


December 15, 1995.   Management believes that the adoption of this standard
will have no effect on consolidated financial position or results of operations.

STOCK-BASED COMPENSATION

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" which will be effective for the Company beginning October 1, 1996. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123. In accordance with SFAS No. 123, beginning in the fiscal year ended September 30, 1997, the Company will make pro forma disclosures relative to stock-based compensation as part of the accompanying footnotes to the consolidated financial statements.

RECLASSIFICATION OF PRIOR FINANCIAL STATEMENTS

         Certain reclassifications have been made to previous years' financial statements to conform with 1996 classifications.

3.       RECAPITALIZATION AND INITIAL PUBLIC OFFERING

         On July 31, 1996, the board of directors of the Company (the "Board") approved an amendment to the Company's Certificate of Incorporation to effect a recapitalization of the Company's Common Stock, pursuant to which the number of authorized shares of the Company's Common Stock was increased to 25,000,000 shares (the "Recapitalization"). As part of the Recapitalization, the Board approved a 115,740.74-for-1 stock split of the issued and outstanding shares of Common Stock. The Recapitalization, including the stock split, became effective immediately prior to the initial public offering. All share and per share information included in the accompanying consolidated financial statements and notes have been adjusted to give retroactive recognition to the stock split.

         On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in an underwritten public offering. The net proceeds to the Company from the sale (after payment of underwriting discounts and commissions and expenses) were approximately $34,000. The net proceeds to the Company will be used to repay certain outstanding indebtedness. Supplementary pro forma net income per share, assuming the net proceeds were used to reduce outstanding bank indebtedness as of the beginning of fiscal 1996, would have been $1.12.

4.       ACCOUNTS RECEIVABLE

         Accounts receivable are presented net of the allowances for doubtful accounts of $3,036, $4,053 and $1,201 for fiscal 1996, 1995 and 1994, respectively. Amounts written off against established allowances were $2,041, $511 and $217 for the years ended September 30, 1996, 1995 and 1994, respectively.

         The Company grants uncollateralized trade terms to its customers, most of whom are located in the state of Georgia. As of September 30, 1996 and 1995, $21,916 and $22,903, respectively, of the Company's accounts receivable balances were due from customers located in this state. Net sales to one customer represented 18% of consolidated net sales for all three fiscal years presented.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



5.       INVENTORY

                                                September 30,
                                           -----------------------

                                              1996         1995
                                           ----------   ----------
         Finished goods  . . . . . . .     $   22,555   $   27,867
         Work in progress  . . . . . .          7,937        5,541

         Raw materials . . . . . . . .          8,650       12,189
                                           ----------   ----------

                                           $   39,142   $   45,597
                                           ==========   ==========

6.       OTHER CURRENT ASSETS

                                                September 30,
                                           -----------------------

                                              1996         1995
                                           ----------   ----------
         Prepaid supplies  . . . . . .     $    8,283   $    7,192
         Deferred tax assets (Note 11)          4,765        5,465

         Other . . . . . . . . . . . .          1,607        2,051
                                           ----------   ----------
                                           $   14,655   $   14,708
                                           ==========   ==========

7.       PROPERTY, PLANT AND EQUIPMENT

                                               September 30,
                                          -----------------------

                                             1996          1995
                                          ---------     ---------
         Land  . . . . . . . . . . . . .  $   4,458     $   3,511

         Buildings and improvements  . .     29,298        23,457

         Machinery and equipment and
              leasehold improvements . .    179,386       151,921
                                          ---------     ---------
                                            213,142       178,889

         Accumulated depreciation  . . .     75,168        62,160
                                          ---------     ---------

                                          $ 137,974     $ 116,729
                                          =========     =========

Depreciation expense on property, plant and equipment was $13,008, $11,634 and $9,152 in fiscal 1996, 1995 and 1994, respectively.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


8.      OTHER ASSETS

                                                September 30,
                                          -----------------------
                                             1996          1995
                                          ---------     ---------
         Excess of purchase price over
            net assets acquired. . . .    $  99,818     $  99,818

         Intangible assets . . . . . .        3,546         3,546

         Deferred financing costs  . .       12,331        12,230
                                          ---------     ---------

                                            115,695       115,594

         Accumulated amortization  . .       31,674        28,383
                                          ---------     ---------

                                          $  84,021     $  87,211
                                          =========     =========


         The excess of purchase price over net assets acquired arose from the purchase of the Company's Common Stock. The Company was acquired by Synthetic Industries L.P., a Delaware limited partnership (the "Partnership") on December 4, 1986. This acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on estimates by independent appraisals and other valuations of fair market value as of December 4, 1986, and resulted in a purchase price in excess of net assets acquired of $99,818.

         Amortization expense was $3,291, $3,303 and $3,238 in fiscal 1996, 1995 and 1994, respectively.

9.       LONG-TERM DEBT

         Long-term debt consists of the following at September 30:

                                                                  1996          1995
                                                              ------------- ------------
         Secured revolving credit facility (a):
           Secured revolving credit portion  . . . . . . . .  $     3,993   $    24,727
           Term loan portion . . . . . . . . . . . . . . . .       45,000        26,000
         12 3/4% senior subordinated debentures (b)  . . . .      140,000       140,000
         Capital lease obligation (Note 10)  . . . . . . . .        4,698            --
         Other . . . . . . . . . . . . . . . . . . . . . . .        1,321         1,361
                                                              -----------   -----------
                                                                  195,012       192,088
         Less current portion  . . . . . . . . . . . . . . .          659            40
                                                              -----------   -----------
         Total long-term portion . . . . . . . . . . . . . .  $   194,353   $   192,048
                                                              ===========   ===========


         a.      THE SECURED REVOLVING CREDIT FACILITY

         On October 20, 1995, the Company and its lenders entered into a Fourth Amended and Restated Revolving Credit Agreement (as amended to date, the "Credit Facility"). The Company's term loan portion of the Credit Facility (the "Term Loan") was increased to $45,000. The Credit Facility has a termination date of October 20, 2001, and provides for Term Loan repayments of $10,000 in 1999 and $17,500 in each of 2000 and 2001.

         The revolving credit loan portion of the Credit Facility (the "Revolver") provides for availability based on a borrowing formula consisting of 85% of eligible accounts receivable and 50% of eligible inventory, subject to certain

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


limitations. The maximum amount available for borrowing under the Revolver is increased to $40,000, of which $34,115 is available at September 30, 1996.

         The Credit Facility permits borrowings which bear interest, at the Company's option, (i) for domestic borrowings based on the lender's base rate plus .75% or 1.00% for Revolver or Term Loan advances, respectively (9.00% and 9.25% at September 30, 1996 and 9.50% and 9.75% at September 30, 1995) or (ii) for Eurodollar borrowings, based on the Interbank Eurodollar rate at the time of conversion plus 2.50% and 2.75% for Revolver or Term Loan advances, respectively (8.06% and 8.09% at September 30, 1996 and 8.50% and 8.625% at September 30, 1995).

         The Credit Facility provides for borrowings under letters of credit of up to $3,000, which borrowings reduce amounts available under the Revolver. At September 30, 1996, there was $1,892 in letters of credit outstanding under the Credit Facility. The Company is required to pay a .375% fee on the unused portion of the commitment and an agency fee of $150 per annum.

         The Credit Facility is collateralized by substantially all of the Company's assets and contains covenants related to the maintenance of certain operating and working capital levels and limitations as to the amount of capital expenditures. The Company's ability to pay dividends on its Common Stock is restricted by both the Credit Facility and the indenture relating to the Senior Subordinated Debentures discussed below.

         b.      SENIOR SUBORDINATED DEBENTURES

         On December 14, 1992, the Company issued $140,000 of 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures"), which represent unsecured obligations of the Company. The Debentures are redeemable at the option of the Company at any time on or after December 1, 1997, initially at 106.375% of their principal amount, together with accrued interest, with declining redemption prices thereafter. Interest on the Debentures is payable semi-annually on June 1 and December 1.

         The fair value of the Company's Debentures is estimated based on quoted market prices for the Debentures in the over-the-counter market. The estimated fair value of the Debentures at September 30, 1996 is 107.0% of their face amount, or $149,800.

         Approximate aggregate minimum annual payments due on long-term debt and the capital lease obligation, for the subsequent five years are as follows:
1997, $659; 1998, $718; 1999, $10,783; 2000, $22,347; 2001, $19,470; and
thereafter, $141,036.

10.      COMMITMENTS AND CONTINGENCIES

         c.      LEASE COMMITMENTS

         On May 15, 1996, the Company entered into a five year capital lease for equipment which provides for payments over a five year period at an interest rate of 8.42% The Company also leases certain factory and warehouse buildings and equipment under long-term operating leases expiring through 2009.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         Future minimum lease payments under noncancellable lease obligations at September 30, 1996 are as follows:

                                                                      Capital            Operating
         Year                                                          leases             leases
         ----                                                     ----------------   -----------------
         1997  . . . . . . . . . . . . . . . . . . . . . . . .    $         986      $       3,786
         1998  . . . . . . . . . . . . . . . . . . . . . . . .              986              2,262
         1999  . . . . . . . . . . . . . . . . . . . . . . . .              986              1,622
         2000  . . . . . . . . . . . . . . . . . . . . . . . .              986                991
         2001  . . . . . . . . . . . . . . . . . . . . . . . .            1,993                362
         Thereafter  . . . . . . . . . . . . . . . . . . . . .               --                817
                                                                  -------------      -------------
         Total minimum lease payments  . . . . . . . . . . . .    $       5,937      $       9,840
                                                                                     =============
         Less amount representing interest . . . . . . . . . .            1,239
                                                                  -------------
         Present value of net minimum lease payments . . . . .            4,698
         Less  current maturities of capital lease obligation               614
                                                                  -------------
         Capital lease obligation  . . . . . . . . . . . . . .    $       4,084
                                                                  =============

         Total rental expense for the above operating leases and other short-term leases for the fiscal years 1996, 1995 and 1994 was $4,499, $3,731 and $4,684, respectively.

         d.      CAPITAL EXPENDITURES

         In fiscal 1997, the Company plans a $40,000 expansion of its manufacturing facilities, primarily to expand capacity and to continue to reduce manufacturing costs, subject to prevailing market conditions, of which $7,084 is committed at September 30, 1996.

         e.      LITIGATION

         The Company and its subsidiaries are parties to litigation arising out of their business operations. Most of such litigation involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. The Company believes such claims are adequately covered by insurance or do not involve a risk of material loss to the Company.

11.      INCOME TAXES


         The sources of income before provision for income taxes are as follows:


                                                                  Fiscal Years Ended September 30,
                                                         -----------------------------------------------
                                                            1996              1995               1994
                                                         ----------        ----------         ----------
              United States . . . . . . . . . . . . .    $   14,083        $    4,546         $   19,505
              Foreign . . . . . . . . . . . . . . . .           919               890                515
                                                         ----------        ----------         ----------
              Earnings before income taxes  . . . . .    $   15,002        $    5,436         $   20,020
                                                         ==========        ==========         ==========

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         The provision for income taxes attributable to the amounts shown above consists of the following:

                                                                            Year ended September 30,
                                                                 -----------------------------------------------
                                                                    1996              1995               1994
                                                                 ----------        ----------         ----------
              Current:
                          Federal . . . . . . . . . . . . . .    $    2,600        $    3,180         $    3,770
                          State . . . . . . . . . . . . . . .           600               400              1,000
                          Foreign . . . . . . . . . . . . . .           300               275                 --
                                                                 ----------        ----------         ----------
                                                                      3,500             3,855              4,770
                                                                 ----------        ----------         ----------
              Deferred:
                          Federal . . . . . . . . . . . . . .         3,200              (218)             3,405
                          State . . . . . . . . . . . . . . .           200              (137)               425
                                                                 ----------        ----------         ----------
                                                                      3,400              (355)             3,830
                                                                 ----------        ----------         ----------
                                                                 $    6,900        $    3,500         $    8,600
                                                                 ==========        ==========         ==========

         A reconciliation of US income tax computed at the statutory rate and actual tax expense is as follows:

                                                                                     Year ended September 30,
                                                                        ----------------------------------------------
                                                                             1996             1995             1994
                                                                        ------------     ------------     ------------
         Amount computed at statutory rate . . . . . . . . . . . . .    $      5,250     $      1,900     $      7,007
         State and local taxes -- less applicable federal income tax
            benefit  . . . . . . . . . . . . . . . . . . . . . . . .             550              270              747
         Amortization of goodwill  . . . . . . . . . . . . . . . . .             873              873              871
         Other nondeductible expenses  . . . . . . . . . . . . . . .             115              210              348
         Other, net  . . . . . . . . . . . . . . . . . . . . . . . .             112              247             (373)
                                                                        ------------     ------------     ------------
                                                                        $      6,900     $      3,500     $      8,600
                                                                        ============     ============     ============

         The tax effects of significant items comprising the Company's net deferred tax liability are as follows:

                                                                   Year ended September 30,
                                                             ---------------------------------
                                                                    1996              1995
                                                             --------------      -------------
         Property, plant and equipment . . . . . . . . . .   $       24,819      $      22,121
         Trademarks and patents  . . . . . . . . . . . . .            1,056              1,054
                                                             --------------      -------------

         Total deferred tax liabilities  . . . . . . . . .           25,875             23,175
                                                             --------------      -------------

         Receivables . . . . . . . . . . . . . . . . . . .              996              1,609
         Inventory . . . . . . . . . . . . . . . . . . . .              626                628
         Accrued expenses  . . . . . . . . . . . . . . . .            1,829              1,581
         AMT credit carryforward (no expiration date)  . .            1,314              1,647
                                                             --------------      -------------

         Total deferred tax assets . . . . . . . . . . . .            4,765              5,465
                                                             --------------      -------------
         Net deferred tax liability  . . . . . . . . . . .   $       21,110      $      17,710
                                                             ==============      =============



         The Company's United States income tax returns for fiscal years 1992 and 1993 have been examined and settled without material adjustment.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



12.      RETIREMENT PROGRAMS

         For United States employees, the Company maintains a trusteed profit-sharing plan (the "Plan") which is qualified under Section 401(k) of the Internal Revenue Code. All full-time employees over the age of 21 who have been employed continuously for at least one year are eligible for participation in the Plan. The Company may, but has not elected to, contribute a portion of its profits to the Plan, as determined by the Board. Employer contributions vest over 1 to 5 years. The Company has elected to match employee contributions to the Plan on a 50% basis but not to exceed 3% of the employee's annual compensation. During fiscal years 1996, 1995 and 1994, the Company contributed $999, $921 and $891, respectively. The Plan provides for the Company to bear the expense of the administration of the Plan. Pension expense on the foreign plans is not significant.

13.      STOCK OPTIONS

         In August 1994, the Company adopted a stock option plan (the "Directors' Plan"), pursuant to which non- qualified stock options to purchase an aggregate of 125,261 shares of Common Stock were granted to the four non-employee Directors of the Company at an exercise price of $6.83 per share which was determined by reference to the fair market value of the Company's equity at the time such Directors joined the Board. The stock options will be fully vested by October 1, 1996 and have a term which expires on August 4, 2004. The Directors' Plan does not provide for any further grants of options thereunder.

         In August 1994, the Company adopted a stock option plan (the "1994 Plan") for its key employees which provides for the grant of incentive stock options, within the meaning of Section 422A of the Internal Revenue Code, and non- qualified stock options. The maximum aggregate number of shares of Common Stock that may be issued under the 1994 Plan is 491,413 shares.

         In December 1995 and 1994, stock options for 174,716 and 316,697 shares of Common Stock were granted to various employees under the 1994 Plan at an exercise price of $10.72 per share. The stock options vest and become exercisable at a rate of 25% per year over a four-year period and expire ten years from the date of grant. As of September 30, 1996, 79,173 options were exercisable under the 1994 Plan.

         In May 1996, as amended on July 31, 1996, the Company adopted a stock option plan (the "1996 Plan"), which provides for the grant of incentive stock options and non-qualified stock options to any full time employee of the Company under terms substantially the same as the 1994 Plan. The maximum number of shares of Common Stock that may be issued under the 1996 Plan is 289,062 shares. Options to purchase an aggregate of 21,723 shares have been granted at an exercise price of $10.72 per share.

         The purchase price of the shares of Common Stock subject to options under the 1994 and 1996 Plans must be no less than the fair market value of the Common Stock at the date of grant, provided, however, that the purchase price of shares of Common Stock subject to Initial Stock Offerings ("ISOs") granted to any optionee who owns shares possessing more than 10% of the combined voting power of the Company ("Ten Percent Stockholder") must not be less than 110% of the fair market value of the Common Stock at the date of grant. The maximum term of an option may not exceed ten years from the date of grant, except with respect to ISOs granted to Ten Percent Stockholders which must expire within five years of the date of grant.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14.      RELATED PARTY TRANSACTIONS

         Synthetic Industries, L.P. (the "Partnership") owns 5,781,250 shares of the Company's Common Stock, or approximately 67% of the issued and outstanding shares of Common Stock. Four of the Company's executive officers, including its chief executive officer, and a former executive officer are sole stockholders of corporations which indirectly control the sole general partner of the Partnership.

         The Company and the Partnership entered into a Registration Rights Agreement pursuant to which the Company has agreed that upon request of the Partnership the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the Partnership and as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. In connection with the Initial Public Offering, the Company incurred approximately $300 in 1996 of such registration expenses on behalf of the Partnership.

         A former executive officer of the Company and an affiliate of the Partnership is being retained as a consultant to the Company. Pursuant to a consulting agreement with the Company, the former executive officer will receive, until January 31, 2000, or upon earlier termination of his consulting agreement, $125 per year and various insurance coverages, and will be authorized to exercise all stock options awarded to him, subject to applicable vesting provisions. Under this agreement, the former executive officer is required to provide the Company with 20 hours of consultation per month, has released the Company from any liability resulting from his employment and has also agreed not to compete against the Company.

         The Company leases office space under a five-year lease with one of the Company's executive officers. The term of the lease expires on September 30, 1998 and the rent is approximately $48 per year, which the Company believes is within prevailing market rates.

         Pursuant to a licensing agreement with the Company, an executive officer of the Company receives royalties related to the manufacture and sale of a certain product for which the executive officer owns all of the U.S. and foreign patents. Under this agreement, the Company paid royalties of $3 and $12 to the executive officer in fiscal 1995 and 1996, respectively, and will continue to pay such royalties until 2012 or the earlier termination of the license agreement.

         During fiscal 1996 and 1995, the Company paid fees of approximately $232 and $135, respectively, to a law firm in which a director of the Company was a partner.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                               June 30,     September 30,
                 ASSETS                                                          1997           1996
                                                                             ------------   -------------
                                                                              (Unaudited)
 CURRENT ASSETS:
    Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $        499   $         101
    Accounts receivable, net of allowance for
      doubtful accounts of $3,478 and $3,036 . . . . . . . . . . . . . .           57,254          48,165
    Inventory (Note 3) . . . . . . . . . . . . . . . . . . . . . . . . .           58,470          39,142
    Other current assets . . . . . . . . . . . . . . . . . . . . . . . .           14,114          14,655
                                                                             ------------   -------------
         TOTAL CURRENT ASSETS  . . . . . . . . . . . . . . . . . . . . .          130,337         102,063

 PROPERTY, PLANT AND EQUIPMENT, net (Note 4) . . . . . . . . . . . . . .          167,111         137,974

 OTHER ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           83,617          84,021
                                                                             ------------   -------------
                                                                             $    381,065   $     324,058
                                                                             ============   =============

    LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:
    Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . .     $     29,734   $      20,227
    Accrued expenses and other current liabilities . . . . . . . . . . .           10,851           9,669
    Income taxes payable . . . . . . . . . . . . . . . . . . . . . . . .               15           1,407
    Interest payable . . . . . . . . . . . . . . . . . . . . . . . . . .            6,089           6,024
    Current maturities of long-term debt (Note 5)  . . . . . . . . . . .              703             659
                                                                             ------------   -------------
         TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . . .           47,392          37,986

 LONG-TERM DEBT (Note 5) . . . . . . . . . . . . . . . . . . . . . . . .          209,356         194,353

 DEFERRED INCOME TAXES . . . . . . . . . . . . . . . . . . . . . . . . .           25,875          25,875
                                                                             ------------   -------------

 STOCKHOLDERS' EQUITY:
    Common stock (par value $1.00 per share; authorized,                            8,656           5,781
         25,000,000 shares; issued and outstanding, 8,656,250 shares and
         5,781,250 shares, respectively) (Note 7)  . . . . . . . . . . .
    Additional paid-in capital (Note 7)  . . . . . . . . . . . . . . . .           94,325          63,519
    Cumulative translation adjustments . . . . . . . . . . . . . . . . .              142              15
    Deficit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (4,681)         (3,471)
                                                                             ------------   -------------

         TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . .           98,442          65,844
                                                                             ------------   -------------
                                                                             $    381,065    $    324,058
                                                                             ============   =============

                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                Three Months Ended                  Nine Months Ended
                                                                     June 30,                           June 30,
                                                               1997             1996              1997            1996
                                                            ----------       ----------        ----------      ---------
 Net sales . . . . . . . . . . . . . . . . . . . .          $   99,112       $   82,843        $  245,327      $ 212,060
                                                            ----------       ----------        ----------      ---------
 Costs and expenses:
    Cost of sales  . . . . . . . . . . . . . . . .              65,762           55,134           166,928        151,221
    Selling expenses . . . . . . . . . . . . . . .               8,296            7,307            22,480         19,259
    General and administrative expenses  . . . . .               6,583            5,233            19,474         16,024
    Amortization of excess purchase price over
      net assets acquired and other intangibles  .                 648              648             1,944          1,944
                                                            ----------       ----------        ----------      ---------

                                                                81,289           68,322           210,826        188,448
                                                            ----------       ----------        ----------      ---------

         Operating income  . . . . . . . . . . . .              17,823           14,521            34,501         23,612
                                                            ----------       ----------        ----------      ---------

 Other expenses:
    Interest expense . . . . . . . . . . . . . . .               4,947            5,863            15,722         17,253
    Amortization of deferred financing costs . . .                 150              175               489            523
                                                            ----------       ----------        ----------      ---------

                                                                 5,097            6,038            16,211         17,776
                                                            ----------       ----------        ----------      ---------
 Income before income tax provision
    and extraordinary item . . . . . . . . . . . .              12,726            8,483            18,290          5,836

 Income tax provision (Note 6) . . . . . . . . . .               5,050            3,390             7,550          3,050
                                                            ----------       ----------        ----------      ---------

 Income before extraordinary item  . . . . . . . .               7,676            5,093            10,740          2,786

 Extraordinary item - Loss from early
    extinguishment of debt (net of tax
    benefit of $7,481) . . . . . . . . . . . . . .                   -                -            11,950              -
                                                            ----------       ----------        ----------      ---------

 NET INCOME (LOSS) . . . . . . . . . . . . . . . .          $    7,676       $    5,093        $  (1,210)      $   2,786
                                                            ==========       ==========        ==========      =========

 Net income per share before
    extraordinary item . . . . . . . . . . . . . .          $     0.86       $     0.86        $     1.25      $    0.47

 Extraordinary loss per share  . . . . . . . . . .          $       -        $       -         $    (1.39)     $       -
                                                            ----------       ----------        ----------      ---------

 Net income (loss) per share . . . . . . . . . . .          $     0.86       $     0.86        $   (0.14)      $    0.47
                                                            ==========       ==========        ==========      =========

 Weighted average shares outstanding . . . . . . .           8,969,031        5,930,502         8,598,959      5,930,502
                                                            ==========       ==========        ==========      =========


                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                               Nine Months Ended June 30,
                                                                               1997                1996
                                                                            -----------        -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    (1,210)       $     2,786
    Adjustments to reconcile net income to net cash provided by operations:
      Extraordinary loss on early extinguishment of debt . . . . . . . .         19,431                  -
      Depreciation and amortization  . . . . . . . . . . . . . . . . . .         13,687             12,241
      Provision for bad debts  . . . . . . . . . . . . . . . . . . . . .            473                 23
      Deferred income taxes  . . . . . . . . . . . . . . . . . . . . . .            597              1,280
      Change in operating assets and liabilities, net of acquisition:
         Accounts receivable . . . . . . . . . . . . . . . . . . . . . .         (6,797)            (2,885)
         Inventories . . . . . . . . . . . . . . . . . . . . . . . . . .        (17,965)             7,929
         Other current assets  . . . . . . . . . . . . . . . . . . . . .            638               (334)
         Accounts payable  . . . . . . . . . . . . . . . . . . . . . . .          9,507               (421)
         Accrued expenses and other current liabilities  . . . . . . . .            706                857
         Income taxes payable  . . . . . . . . . . . . . . . . . . . . .         (1,392)               749
         Interest payable  . . . . . . . . . . . . . . . . . . . . . . .             65             (3,872)
                                                                            -----------        ------------
      Net cash provided by operating activities  . . . . . . . . . . . .         17,740             18,353

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property, plant and equipment . . . . . . . . . . . . .        (35,253)           (25,439)
    Acquisition of business (Note 8) . . . . . . . . . . . . . . . . . .         (9,354)                 -
                                                                            -----------        -----------
      Net cash used in investing activities  . . . . . . . . . . . . . .        (44,607)           (25,439)

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings under term loan . . . . . . . . . . . . . . . . . . . . .              -             19,500
    Repayments under term loan . . . . . . . . . . . . . . . . . . . . .        (20,000)              (500)
    (Repayments) under revolving credit line . . . . . . . . . . . . . .         (1,867)           (11,713)
    Issuance of 9 1/4% Senior subordinated notes . . . . . . . . . . . .        170,000                  -
    Redemption of 12 3/4% Senior subordinated debentures . . . . . . . .       (132,597)                 -
    Repayment costs on early extinguishment of debt  . . . . . . . . . .        (15,920)                 -
    Proceeds from underwritten public offering . . . . . . . . . . . . .         33,681                  -
    Debt issuance costs  . . . . . . . . . . . . . . . . . . . . . . . .         (5,540)               (97)
    Repayments of capital lease obligation and other long term debt  . .           (489)               (13)
                                                                            -----------        -----------
      Net cash provided by financing activities  . . . . . . . . . . . .         27,268              7,177

      Effect of exchange rate changes on cash  . . . . . . . . . . . . .             (3)               (34)
                                                                            -----------        -----------

 NET INCREASE IN CASH  . . . . . . . . . . . . . . . . . . . . . . . . .            398                 57

 CASH AT BEGINNING OF PERIOD . . . . . . . . . . . . . . . . . . . . . .            101                108
                                                                            -----------        -----------

 CASH AT END OF PERIOD                                                      $       499        $       165
                                                                            ===========        ===========

 SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
 Cash paid during the year for:
    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    15,657        $    21,125
    Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .            876              1,387



                See notes to consolidated financial statements.

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

                  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE
              PERIODS ENDING JUNE 30, 1997 AND 1996 IS UNAUDITED)



1.       ORGANIZATION

         Synthetic Industries, Inc., a Delaware corporation (the "Company"), manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The Company's diverse mix of products are marketed to the floor covering, construction and technical textile markets for such end-use applications as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics. The Company manufactures and sells more than 2,000 products in over 65 end-use markets predominately in North America, Europe and the Far East. Prior to November 1, 1996, the Company was a wholly owned subsidiary of Synthetic Industries, L.P. As a result of the underwritten public offering (Note 7) on November 1, 1996, Synthetic Industries, L.P. owns approximately 67% of the Company's outstanding common stock as of June 30, 1997.

2.       INTERIM CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements as of June 30, 1997 and for the periods ended June 30, 1997 and 1996 included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position at June 30, 1997 and 1996, and the results of operations for the three and nine months then ended have been made on a consistent basis. Certain information and footnote disclosures included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996. Operating results for the three and nine months ended June 30, 1997 may not necessarily be indicative of the results that may be expected for the full year.

3.       INVENTORY

                                                               June 30,            September 30,
                                                                 1997                   1996
                                                         ------------------     ------------------
         Finished goods  . . . . . . . . . . . . . . .   $           33,200     $           22,555
         Work in process . . . . . . . . . . . . . . .                8,549                  7,937
         Raw materials . . . . . . . . . . . . . . . .               16,721                  8,650
                                                         ------------------     ------------------
                                                         $           58,470     $           39,142
                                                         ==================     ==================

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4.      PROPERTY, PLANT AND EQUIPMENT

                                                          June 30,             September 30,
                                                            1997                   1996
                                                       --------------         --------------
        Land  . . . . . . . . . . . . . . . . . . .    $        4,458         $        4,458
        Buildings and improvements  . . . . . . . .            35,525         $       29,298

        Machinery and equipment and leasehold
           improvements . . . . . . . . . . . . . .           213,550                179,386
                                                       --------------         --------------
                                                              253,533                213,142
        Accumulated depreciation  . . . . . . . . .            86,422                 75,168
                                                       --------------         --------------
                                                       $      167,111         $      137,974
                                                       ==============         ==============

5.      LONG-TERM DEBT

                                                          June 30,            September 30,
                                                            1997                   1996
                                                       --------------         --------------
        Secured revolving credit facility

           Secured revolving credit portion . . . .    $        2,126         $        3,993
           Term loan portion  . . . . . . . . . . .            25,000                 45,000
        9 1/4% Senior Subordinated Notes, due 2007            170,000                     --
        12 3/4% Senior Subordinated Debentures,
           due 2002 . . . . . . . . . . . . . . . .             7,403                140,000

        Capital lease obligation  . . . . . . . . .             4,242                  4,698
        Other . . . . . . . . . . . . . . . . . . .             1,288                  1,321
                                                       --------------         --------------
                                                              210,059                195,012
        Less current portion  . . . . . . . . . . .               703                    659
                                                       --------------         --------------

        Total long term portion . . . . . . . . . .    $      209,356         $      194,353
                                                       ==============         ==============


         On February 11, 1997, the Company issued $170,000 in aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2007 (the "Notes"), which represent unsecured obligations of the Company. The Notes are redeemable at the option of the Company at any time on or after February 15, 2002, initially at 104.625% of their amount, together with accrued interest, with declining redemption prices thereafter. Interest on the Notes is payable semi-annually on February 15 and August 15.

         In connection with the issuance of the Notes, the Company redeemed approximately $133,000 principal amount of its 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures") at a redemption price of 111.07% of the principal amount thereof. In addition, the Company repaid $20,000 of its outstanding term loan borrowings as of March 5, 1997. In connection with the early extinguishment of debt, the Company recorded an extraordinary loss of $11,950 (representing call premium and prepayment fees of $15,920 and write off of deferred financing costs of $3,511, net of an income tax benefit of $7,481) during the second quarter of fiscal 1997.

         On October 20, 1995, the Company and its lenders entered into the Fourth Amended and Restated Revolving Credit Agreement (as amended to date, the "Amended Credit Facility"). The Amended Credit Facility, with a termination date of October 1, 2001, provided for potential borrowing capacity of up to $85,000 being comprised of term

                  SYNTHETIC INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


loan borrowings of $45,000 and a revolving credit loan portion (the "Revolver") of $40,000. The term loan balance at June 30, 1997, was $25,000, of which $10,000 is payable in 1999 and $15,000 is payable in 2000. The Revolver provides for availability based on a borrowing formula consisting of 85% of eligible accounts receivable and 50% of eligible inventory, subject to certain limitations and reserves. These reserves include the remaining balance due under the Debentures of $7,400. At June 30, 1997, availability under the Revolver was $27,477.

         The Company is currently in the process of renegotiating the Amended Credit Facility, primarily to increase borrowing flexibility, reduce interest costs and extend the term, which is due to expire on October 1, 2001. As part of the renegotiations, on June 30, 1997, the lenders agreed to reduce the borrowing rate of the Amended Credit Facility for the term loan and revolver advances from the Interbank Eurodollar rate plus 2.75% or 2.50% to 2.00% or 1.75%, respectively.

6.       INCOME TAXES

         The provision for income taxes before extraordinary item in the consolidated statements of operations reflects the effective tax rate of 40% and 41% for the three and nine months ended June 30, 1997. This provision reflects the non-deductibility of certain expenses for income tax purposes such as amortization of goodwill. Deferred income taxes result from temporary differences between tax bases of assets and liabilities and their reported amounts in the consolidated statements of operations.

7.       UNDERWRITTEN PUBLIC OFFERING

         On November 1, 1996, the Company sold 2,875,000 shares of Common Stock in an underwritten public offering. The net proceeds to the Company from the sale (after payment of underwriting discounts, commissions and expenses) were approximately $34,000. The net proceeds to the Company were used to repay certain outstanding indebtedness. As a result of its underwritten public offering, the Company currently has 8,656,250 shares of Common Stock outstanding. Approximately 67% of the issued and outstanding shares of Common Stock are owned by Synthetic Industries, L.P.

8.       BUSINESS ACQUISITION

         On February 27, 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills for approximately $9,400. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the net assets acquired (accounts receivable, inventory, and property, plant and equipment) based upon the fair market value (which approximates cost) at the date of acquisition. The operating results of the acquired business have been included in the consolidated statements of operations from the date of acquisition.

9.       STOCK OPTIONS

         In May 1997, the Company issued an additional 130,500 options under the 1996 Stock Option Plan.

                                                                      APPENDIX A



              Selling Stockholder                  Shares Offered Hereby
              -------------------                  ---------------------



================================================================================


         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK TO ANY PERSON IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                           ------------------------

                              TABLE OF CONTENTS

                                               Page
                                               ----
Incorporation of Certain Documents By
   Reference  . . . . . . . . . . . . . . .
Prospectus Summary  . . . . . . . . . . . .
Risk Factors  . . . . . . . . . . . . . . .
Special Note Regarding Forward-
   Looking Statements   . . . . . . . . . .
The Company . . . . . . . . . . . . . . . .
The Plan of Withdrawal and Dissolution  . .
Use of Proceeds . . . . . . . . . . . . . .
Capitalization  . . . . . . . . . . . . . .
Common Stock Price Range and Dividends  . .
Selected Consolidated Financial Information
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations  . . . . . . . . . . . . .
Business  . . . . . . . . . . . . . . . . .
Management  . . . . . . . . . . . . . . . .
Principal Stockholders  . . . . . . . . . .
Certain Relationships and Related
   Transactions   . . . . . . . . . . . . .
Description of Capital Stock  . . . . . . .
Underwriting  . . . . . . . . . . . . . . .
Legal Matters . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . .
Available Information . . . . . . . . . . .
Index to Consolidated Financial Statements     F-1



================================================================================




================================================================================




                                3,000,000 SHARES




                           SYNTHETIC INDUSTRIES, INC.





                                  COMMON STOCK




                          -------------------------

                                  PROSPECTUS

                          -------------------------




                           BEAR, STEARNS & CO. INC.


                                    ,1997


================================================================================

                                  PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Company. All amounts are estimates except the registration fee and the NASD filing fee.


              Securities and Exchange Commission registration fee .    $ 30,319
              NASD filing fee . . . . . . . . . . . . . . . . . . .      10,505
              Blue Sky fees and expenses  . . . . . . . . . . . . .           *
              Accounting fees and expenses  . . . . . . . . . . . .           *
              Legal fees and expenses . . . . . . . . . . . . . . .           *
              Transfer Agent and Registrar Fees . . . . . . . . . .           *
              Printing expenses . . . . . . . . . . . . . . . . . .           *
              Miscellaneous . . . . . . . . . . . . . . . . . . . .           *
                                                                       --------


                     Total  . . . . . . . . . . . . . . . . . . . .    $      *
                                                                       ========

------------------
* To be completed by amendment.




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Article VII of the Registrant's Certificate of Incorporation, as amended and restated (the "Restated Certificate") provides that the Registrant may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director, officer, fiduciary, or agent of the Registrant, or, while serving as a director, officer, fiduciary or agent of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of another domestic or foreign corporation or other individual or entity or of an employee benefit plan to the extent and in the manner provided in any bylaw, resolution of the directors, resolution of the stockholders, contract, or otherwise so long as such indemnification is legally permissible.

         The foregoing statements are subject to the detailed provisions of
Section 145 of the DGCL and Article VII of the Restated Certificate.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)    Exhibits

     1.1   Form of Underwriting Agreement. (To be filed by amendment.)

     2.1   Acquisition Agreement dated November 21, 1986 between Synthetic Industries, Inc., Synthetic Industries
           Limited, Polyweave Corporation, the shareholders of Synthetic Industries, Inc., Synthetic Industries Limited
           and SI Holding Inc., including exhibits thereto.(1)

     2.2   Plan and Agreement of Merger dated December 4, 1986.(1)

     2.3   Asset Purchase Agreement dated October 12, 1990 between Synthetic Industries, Inc. and Chicopee.(2)

     3.1   Amended and Restated Limited Partnership Agreement of Synthetic Industries, L.P. dated as of November 11,
           1986 (with all amendments thereto).(18)

     3.2   Certificate of Incorporation of Synthetic Industries, Inc. filed with the Secretary of the State of
           Delaware.(10)

     3.3   Amended and Restated By-Laws of Synthetic Industries, Inc.(10)

     4.1   Indenture dated as of December 14, 1992 between Synthetic Industries, Inc. and United States Trust Company of
           New York, Trustee, with respect to the 12 3/4% Senior Subordinated Debentures due 2002.(4)

     4.2   Supplemental Indenture dated as of October 20, 1995 between Synthetic Industries, Inc. and United States
           Trust Company of New York, Trustee, with respect to the 12 3/4% Senior Subordinated Debentures due 2002.(18)

     4.3   Supplemental Indenture dated as of February 11, 1997 between Synthetic Industries, Inc. and United States
           Trust Company of New York, Trustee, with respect to the 12  3/4% Senior Subordinated Debentures due 2002.(18)

     4.4   Indenture dated as of February 11, 1997 between Synthetic Industries, Inc. and United States Trust Company of
           New York, Trustee, with respect to the 9 1/4 Senior Subordinated Notes due 2007.(16)

     4.5   Registration Rights Agreement, dated as of February 11, 1997, between Synthetic Industries, Inc. and Bear,
           Stearns & Co. Inc.(16)

     4.6   Registration Rights Agreement, dated as of October 31, 1996, between Synthetic Industries, Inc. and Synthetic
           Industries, L.P.(12)

     5.1   Opinion of King & Spalding.  (To be filed by amendment.)

    10.1   Fourth Amended and Restated Revolving Credit and Security Agreement dated as of October 20, 1995 among
           Synthetic Industries, Inc., BankBoston and other Lenders listed on Schedule I thereto, and BankBoston, as agent on behalf of the Lenders.(9)

    10.2   Amendment No.1 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           December 1, 1995.(9)

    10.3   Amendment No.(2) to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           February 14, 1996.(11)

    10.4   Amendment No.3 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of March
           15, 1996.(9)

    10.5   US Patent No. 4,867,614, Reinforced Soil and Method (Exp. December 13, 2003).(2)

    10.6   US Patent No. 4,790,691, Fiber Reinforced Soil and Method (Exp. December 13, 2003).(2)

    10.7   US Patent No. 5,007,766, Shaped Barrier for Erosion Control and Sediment Collection (Exp. April 16, 2008).(2)

    10.8   Lease agreement dated November 22, 1971 between Murray Sobel and Synthetic Industries, Inc. (including all amendments to date).(1)

    10.9   Lease agreement dated February 13, 1969, between Murray Sobel and wife, Marcela S. Sobel, and Joseph F.
           Decosimo, Frank M. Thompson and Murray Sobel, Trustees and Synthetic Industries, Inc. (including all amendments to date).(1)

    10.10  Lease agreement dated December 17, 1990 between Chicopee and Synthetic Industries, Inc.(2)

    10.11  Lease agreement dated January 17, 1991 between Herchel L. Webster and Allie Ree Webster and Synthetic
           Industries, Inc. (the "Lumite Lease").(2)

    10.12  Amendment to the Lumite Lease dated October 1, 1992.(6)

    10.13  Consulting Agreement dated July 23, 1991 between Texpro Limitada y Cia S.C.A. and Synthetic Industries,
           Limited.(2)

    10.14  Supply Contract between Eastman Chemical Products, Inc. and Synthetic Industries, Inc. dated December 13,
           1991.(7)

    10.15  Agreement dated September 6, 1996 between Leonard Chill and Synthetic Industries, Inc.(13)

    10.16  Agreement dated September 6, 1996 between W. Wayne Freed and Synthetic Industries, Inc.(13)

    10.17  Agreement dated September 6, 1996 between Ralph A. Kenner and Synthetic Industries, Inc.(13)

    10.18  Agreement dated September 6, 1996 between William Gardner Wright, Jr. and Synthetic Industries, Inc.(13)

    10.19  Agreement dated September 6, 1996 between John M. Long and Synthetic Industries, Inc.(13)

    10.20  Agreement dated September 6, 1996 between Charles T. Koerner and Synthetic Industries, Inc.(13)

    10.21  Agreement dated September 6, 1996 between Joseph Sinicropi and Synthetic Industries, Inc.(13)

    10.22  Agreement dated September 6, 1996 between W.O. Falkenberry and Synthetic Industries, Inc.(13)

    10.23  Agreement dated September 6, 1996 between Bobby Callahan and Synthetic Industries, Inc.(13)

    10.24  1994 Stock Option Plan for Non-Employee Directors.(8)

    10.25  1994 Stock Option Plan.(8)

    10.26  1996 Stock Option Plan.(11)

    10.27  Incentive Compensation Plan Fiscal Year 1994/1995.(11)

    10.28  Incentive Compensation Plan Fiscal Year 1995/1996.(11)

    10.29  Amendment No. 4 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           September 27, 1996.(13)

    10.30  Amendment No. 5 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           October 28, 1996.(14)

    10.31  Amendment No. 6 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           January 29, 1997.(15)

    10.32  Amendment No. 7 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of April
           30, 1997.(20)

    10.33  Amendment No. 8 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of June
           30, 1997.(20)

    10.34  Asset Sale Agreement by and between Spartan Mills and Synthetic Industries, Inc. dated as of February 27,
           1997.(19)

    10.35  Lease Agreement by and between Spartan Mills and Synthetic Industries, Inc. dated as of February 27, 1997.(19)

    10.36  Agreement and Plan of Withdrawal and Dissolution.(17)

    10.37  Agreement dated May 21, 1997 between Joseph F. Dana and Synthetic Industries, Inc.(19)

    21.    List of Subsidiaries of Synthetic Industries, Inc.(2)

    23.1   Consent of King & Spalding (included in Exhibit 5.1).  (To be filed by amendment.)

    23.2   Consent of Deloitte & Touche LLP.

    24.    Powers of attorney (included on signature page of this Registration Statement).

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-11479) as filed with the Securities and Exchange Commission on January 23, 1987 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on August 24, 1992 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Amendment No.3 to the Registration on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on December 4, 1992 and incorporated herein by reference.

(5) Filed as an exhibit to the Partnership's Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on April 16, 1993 and incorporated herein by reference.

(6) Filed as an exhibit to the Partnership's Amendment No.1 to the Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on August 10, 1993 and incorporated herein by reference.

(7) Pursuant to an order dated October 19, 1992, the Securities and Exchange Commission granted confidential treatment with respect to certain portions of this exhibit under Rule 406 of the Securities Act of 1933, as amended.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated herein by reference.

(9) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and incorporated herein by reference.

(10) Filed as an exhibit to the Company's Registration Statement on Form 8-A (0-12357) as filed with the Securities and Exchange Commission on October 24, 1996 and incorporated herein by reference.

(11) Filed as an exhibit to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on August 1, 1996 and incorporated herein by reference.

(12) Filed as an exhibit to Amendment No.1 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on September 13, 1996 and incorporated herein by reference.

(13) Filed as an exhibit to Amendment No.2 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on October 2, 1996 and incorporated herein by reference.

(14) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference.

(15) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 1996 and incorporated herein by reference.

(16) Filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-23167) as filed with the Securities and Exchange Commission on March 12, 1997 and incorporated herein by reference.

(17) Filed as Annex A to the joint Proxy Statement and Prospectus forming a part of Amendment No. 3 to the Company's Registration Statement on Form S-4 (File No. 333-28817) as filed with the Securities and Exchange Commission on September 17, 1997.

(18) Filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 333-28817) as filed with the Securities and Exchange Commission on August 8, 1997.

(19) Filed as an exhibit to Amendment No. 3 to the Company's Registration Statement on Form S-4 (File No. 333-28817) as filed with the Securities and Exchange Commission on September 17, 1997.

(20) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (2)     The undersigned registrant hereby undertakes that:

                 (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chickamauga, State of Georgia, on the 3rd day of October 1997.




                                       SYNTHETIC INDUSTRIES, INC.

                                       By: /s/ LEONARD CHILL
                                          --------------------------------------
                                           Leonard Chill
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard Chill and Joseph Sinicropi, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




 SIGNATURE                               TITLE                                   DATE
 ---------                               -----                                   ----
 /s/ LEONARD CHILL                       President, Chief Executive Officer      October 3, 1997
 --------------------------------------  and Director (Principal Executive
             Leonard Chill               Officer)




 /s/ JOSEPH SINICROPI                    Chief Financial Officer and Secretary
 --------------------------------------  (Principal Financial and Accounting
            Joseph Sinicropi             Officer)                                October 3, 1997



 /s/ JOSEPH F. DANA                      Chief Operating Officer, General        October 3, 1997
 --------------------------------------  Counsel and Director
             Joseph F. Dana



 /s/ LEE J. SEIDLER                      Director                                October 3, 1997
 --------------------------------------
             Lee J. Seidler


 /s/ WILLIAM J. SHORTT                   Director                                October 3, 1997
 --------------------------------------
           William J. Shortt



 /s/ ROBERT L. VOIGT                     Director                                October 3, 1997
 --------------------------------------
            Robert L. Voigt

                              INDEX TO EXHIBITS

     1.1   Form of Underwriting Agreement. (To be filed by amendment.)

     2.1   Acquisition Agreement dated November 21, 1986 between Synthetic Industries, Inc., Synthetic Industries
           Limited, Polyweave Corporation, the shareholders of Synthetic Industries, Inc., Synthetic Industries Limited
           and SI Holding Inc., including exhibits thereto.(1)

     2.2   Plan and Agreement of Merger dated December 4, 1986.(1)

     2.3   Asset Purchase Agreement dated October 12, 1990 between Synthetic Industries, Inc. and Chicopee.(2)

     3.1   Amended and Restated Limited Partnership Agreement of Synthetic Industries, L.P. dated as of November 11,
           1986 (with all amendments thereto).(18)

     3.2   Certificate of Incorporation of Synthetic Industries, Inc. filed with the Secretary of the State of
           Delaware.(10)

     3.3   Amended and Restated By-Laws of Synthetic Industries, Inc.(10)

     4.1   Indenture dated as of December 14, 1992 between Synthetic Industries, Inc. and United States Trust Company of
           New York, Trustee, with respect to the 12 3/4% Senior Subordinated Debentures due 2002.(4)

     4.2   Supplemental Indenture dated as of October 20, 1995 between Synthetic Industries, Inc. and United States
           Trust Company of New York, Trustee, with respect to the 12 3/4% Senior Subordinated Debentures due 2002.(18)

     4.3   Supplemental Indenture dated as of February 11, 1997 between Synthetic Industries, Inc. and United States
           Trust Company of New York, Trustee, with respect to the 12  3/4% Senior Subordinated Debentures due 2002.(18)

     4.4   Indenture dated as of February 11, 1997 between Synthetic Industries, Inc. and United States Trust Company of
           New York, Trustee, with respect to the 9 1/4 Senior Subordinated Notes due 2007.(16)

     4.5   Registration Rights Agreement, dated as of February 11, 1997, between Synthetic Industries, Inc. and Bear,
           Stearns & Co. Inc.(16)

     4.6   Registration Rights Agreement, dated as of October 31, 1996, between Synthetic Industries, Inc. and Synthetic
           Industries, L.P.(12)

     5.1   Opinion of King & Spalding.  (To be filed by amendment.)

    10.1   Fourth Amended and Restated Revolving Credit and Security Agreement dated as of October 20, 1995 among
           Synthetic Industries, Inc., BankBoston and other Lenders listed on Schedule I thereto, and BankBoston, as agent on behalf of the Lenders.(9)

    10.2   Amendment No.1 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           December 1, 1995.(9)

    10.3   Amendment No.(2) to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           February 14, 1996.(11)

    10.4   Amendment No.3 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of March
           15, 1996.(9)

    10.5   US Patent No. 4,867,614, Reinforced Soil and Method (Exp. December 13, 2003).(2)

    10.6   US Patent No. 4,790,691, Fiber Reinforced Soil and Method (Exp. December 13, 2003).(2)

    10.7   US Patent No. 5,007,766, Shaped Barrier for Erosion Control and Sediment Collection (Exp. April 16, 2008).(2)

    10.8   Lease agreement dated November 22, 1971 between Murray Sobel and Synthetic Industries, Inc. (including all amendments to date).(1)

    10.9   Lease agreement dated February 13, 1969, between Murray Sobel and wife, Marcela S. Sobel, and Joseph F.
           Decosimo, Frank M. Thompson and Murray Sobel, Trustees and Synthetic Industries, Inc. (including all amendments to date).(1)

    10.10  Lease agreement dated December 17, 1990 between Chicopee and Synthetic Industries, Inc.(2)

    10.11  Lease agreement dated January 17, 1991 between Herchel L. Webster and Allie Ree Webster and Synthetic
           Industries, Inc. (the "Lumite Lease").(2)

    10.12  Amendment to the Lumite Lease dated October 1, 1992.(6)

    10.13  Consulting Agreement dated July 23, 1991 between Texpro Limitada y Cia S.C.A. and Synthetic Industries,
           Limited.(2)

    10.14  Supply Contract between Eastman Chemical Products, Inc. and Synthetic Industries, Inc. dated December 13,
           1991.(7)

    10.15  Agreement dated September 6, 1996 between Leonard Chill and Synthetic Industries, Inc.(13)

    10.16  Agreement dated September 6, 1996 between W. Wayne Freed and Synthetic Industries, Inc.(13)

    10.17  Agreement dated September 6, 1996 between Ralph A. Kenner and Synthetic Industries, Inc.(13)

    10.18  Agreement dated September 6, 1996 between William Gardner Wright, Jr. and Synthetic Industries, Inc.(13)

    10.19  Agreement dated September 6, 1996 between John M. Long and Synthetic Industries, Inc.(13)

    10.20  Agreement dated September 6, 1996 between Charles T. Koerner and Synthetic Industries, Inc.(13)

    10.21  Agreement dated September 6, 1996 between Joseph Sinicropi and Synthetic Industries, Inc.(13)

    10.22  Agreement dated September 6, 1996 between W.O. Falkenberry and Synthetic Industries, Inc.(13)

    10.23  Agreement dated September 6, 1996 between Bobby Callahan and Synthetic Industries, Inc.(13)

    10.24  1994 Stock Option Plan for Non-Employee Directors.(8)

    10.25  1994 Stock Option Plan.(8)

    10.26  1996 Stock Option Plan.(11)

    10.27  Incentive Compensation Plan Fiscal Year 1994/1995.(11)

    10.28  Incentive Compensation Plan Fiscal Year 1995/1996.(11)

    10.29  Amendment No. 4 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           September 27, 1996.(13)

    10.30  Amendment No. 5 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           October 28, 1996.(14)

    10.31  Amendment No. 6 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of
           January 29, 1997.(15)

    10.32  Amendment No. 7 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of April
           30, 1997.(20)

    10.33  Amendment No. 8 to the Fourth Amended and Restated Revolving Credit and Security Agreement dated as of June
           30, 1997.(20)

    10.34  Asset Sale Agreement by and between Spartan Mills and Synthetic Industries, Inc. dated as of February 27,
           1997.(19)

    10.35  Lease Agreement by and between Spartan Mills and Synthetic Industries, Inc. dated as of February 27, 1997.(19)

    10.36  Agreement and Plan of Withdrawal and Dissolution.(17)

    10.37  Agreement dated May 21, 1997 between Joseph F. Dana and Synthetic Industries, Inc.(19)

    21.    List of Subsidiaries of Synthetic Industries, Inc.(2)

    23.1   Consent of King & Spalding (included in Exhibit 5.1).  (To be filed by amendment.)

    23.2   Consent of Deloitte & Touche LLP.

    24.    Powers of attorney (included on signature page of this Registration Statement).

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-11479) as filed with the Securities and Exchange Commission on January 23, 1987 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on August 24, 1992 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Amendment No.3 to the Registration on Form S-1 (33-51206) as filed with the Securities and Exchange Commission on December 4, 1992 and incorporated herein by reference.

(5) Filed as an exhibit to the Partnership's Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on April 16, 1993 and incorporated herein by reference.

(6) Filed as an exhibit to the Partnership's Amendment No.1 to the Registration Statement on Form 10 (0-21548) as filed with the Securities and Exchange Commission on August 10, 1993 and incorporated herein by reference.

(7) Pursuant to an order dated October 19, 1992, the Securities and Exchange Commission granted confidential treatment with respect to certain portions of this exhibit under Rule 406 of the Securities Act of 1933, as amended.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated herein by reference.

(9) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and incorporated herein by reference.

(10) Filed as an exhibit to the Company's Registration Statement on Form 8-A (0-12357) as filed with the Securities and Exchange Commission on October 24, 1996 and incorporated herein by reference.

(11) Filed as an exhibit to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on August 1, 1996 and incorporated herein by reference.

(12) Filed as an exhibit to Amendment No.1 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on September 13, 1996 and incorporated herein by reference.

(13) Filed as an exhibit to Amendment No.2 to the Company's Registration Statement on Form S-1 (333-09377) as filed with the Securities and Exchange Commission on October 2, 1996 and incorporated herein by reference.

(14) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference.

(15) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 1996 and incorporated herein by reference.

(16) Filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-23167) as filed with the Securities and Exchange Commission on March 12, 1997 and incorporated herein by reference.

(17) Filed as Annex A to the joint Proxy Statement and Prospectus forming a part of Amendment No. 3 to the Company's Registration Statement on Form S-4 (File No. 333-28817) as filed with the Securities and Exchange Commission on September 17, 1997.

(18) Filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-4 (File No. 333-28817) as filed with the Securities and Exchange Commission on August 8, 1997.

(19) Filed as an exhibit to Amendment No. 3 to the Company's Registration Statement on Form S-4 (File No. 333-28817) as filed with the Securities and Exchange Commission on September 17, 1997.

(20) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997 and incorporated herein by reference.